                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       THE RESTAURANT HOLDING CORPORATION,

        THE INDIVIDUALS AND ENTITIES LISTED ON EXHIBIT A ATTACHED HERETO

                                       AND

                                TRC HOLDING CORP.

                          DATED AS OF SEPTEMBER 2, 2005

                                    CONTENTS

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2.01     Purchase and Sale of Purchase Shares; Redemption of Series A

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                                    CONTENTS

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                                    CONTENTS

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                           EXHIBITS AND SCHEDULE LIST

EXHIBITS

Exhibit A - Sellers, Preferred Holders, Institutional Investors, Proportionate
   Share

Exhibit B - General Indemnification Escrow Agreement

Exhibit C - Special Sale/Leaseback Escrow Agreement

Exhibit D - Purchase Price Adjustment Escrow Agreement

Exhibit E - Earn Out Escrow Agreement

Exhibit F - Debt Commitment Letter/Equity Commitment Letter

Exhibit G - Opinion of Mayer, Brown, Rowe & Maw LLP

Exhibit H - Opinion of Bingham McCutchen LLP

Exhibit I - Opinion of Inside Counsel to the Company

SCHEDULES

Schedule 2.06(b)            Working Capital Target Amount Calculation

Schedule 2.07(a)            Target Earn Out EBITDA Calculation

Schedule 2.07(c)            Supplemental Executive Retirement Plan Beneficiaries

Schedule 4.04               Subsidiaries

Schedule 4.06               Consents

Schedule 4.07(a)            Company Financial Statements

Schedule 4.07(b)            TRC Financial Statements

Schedule 4.08               Absence of Change

Schedule 4.09(a)            Owned Real Property

Schedule 4.09(b)            Leased Real Property

Schedule 4.09(c)            Commissions; Security Deposits

Schedule 4.09(d)            Violation Notices

Schedule 4.10               Legal Matters

Schedule 4.11               Compliance with Applicable Law

Schedule 4.12(a)            Permits

Schedule 4.12(b)            Liquor Licenses

Schedule 4.15(a)            Material Contracts

Schedule 4.16(a)            Intellectual Property

Schedule 4.16(d)            Intellectual Property Disputes

Schedule 4.17               Taxes

Schedule 4.18(a)            Employee Matters

Schedule 4.18(e)            Change in Control Agreements

Schedule 4.19(a)            Franchise Agreements

Schedule 4.19(b)(i) - (v)   Franchise Defaults; Waivers

Schedule 4.19(c)            Restrictive Agreements

Schedule 4.19(d)(i)         Franchise Litigation

Schedule 4.19(d)(ii)        Threatened Franchise Litigation

Schedule 4.19(e)            UFOC Receipt Exceptions

Schedule 4.20               Franchise Registrations

Schedule 4.21               Restaurants

Schedule 4.22               Insurance Policies

Schedule 4.24               SEC Documents

Schedule 4.25               Material Suppliers

Schedule 4.26               Inventory

Schedule 4.27               Books and Records

Schedule 4.28(d)            Employment Litigation

Schedule 4.29               Related Party Transactions

Schedule 4.30               Indebtedness

Schedule 4.32(a)            Sale/Leaseback Purchase Agreements

Schedule 4.32(b)            Sale/Leaseback Leases

Schedule 6.01(b), (c),      Conduct of Business
(f), (g), (m), (o),
(p), (q)

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of September 2, 2005, is by and among The Restaurant Holding Corporation, a Delaware corporation (the
"Company"), the common stockholders and optionholders listed on Exhibit A attached hereto (collectively, the "Sellers"), the Preferred Holders (as defined below) and TRC Holding Corp., a Delaware corporation ("Purchaser").

                                    RECITALS

     WHEREAS, the Sellers are the owners of all of the issued and outstanding
(i) options (the "Options") to purchase shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), (ii) shares of Class A
Common Stock, par value $0.01 per share (the "Class A Common Stock"), (iii)
shares of Class B Common Stock, and (iv) shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock") of the Company;

     WHEREAS, as of July 10, 2005, the Company had outstanding 77,585 shares of
Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred
Stock"), and the parties hereto, including the holders of all of such Series A
Preferred Stock (the "Preferred Holders"), desire that the Company redeem the
Series A Preferred Stock (including the shares of Series A Preferred Stock to be issued as pay-in-kind dividends at or prior to the Closing for the period from
July 10, 2005 through the Closing Date) at and as of the Closing (as defined below) using funds provided by Purchaser;

     WHEREAS, each Seller identified as an "Exchanging Seller" on Exhibit A hereto (each such Seller, an "Exchanging Seller") may, subject to Section 2.08, elect, if and only to the extent mutually agreed in writing by such Exchanging
Seller and Purchaser, to exchange a portion of his, her or its shares of Class B
Common Stock (such exchanged shares, the "Exchange Shares") having an aggregate
Per Share Purchase Price equal to such Exchanging Seller's Rollover Amount
(which, in the case of (a) Donald N. Smith and Donald N. Smith Living Trust shall not exceed in the aggregate $10 million, and (b) each other Seller identified as an Exchanging Seller shall not exceed such Seller's Proportionate
Share of the Initial Common Purchase Price (as hereinafter defined), in each case without the prior written consent of the Sellers' Representatives) as set forth opposite such Exchanging Seller's name on Exhibit A hereto (which Exhibit
A, subject to the terms of the immediately preceding parenthetical, may be amended from time to time to increase or decrease the Rollover Amount of any
Seller that is an employee of the Company or any of its Subsidiaries, as determined by mutual agreement of Purchaser and such Seller) for membership interests of TRC Holding LLC, a Delaware limited liability company and the sole stockholder of Purchaser ("Holdco") pursuant to agreements between Holdco and such Exchanging Seller entered into on or prior to the Closing Date; and

     WHEREAS, the Sellers desire to sell all of the issued and outstanding shares of Class A Common Stock, Class B Common Stock (including the shares of
Class B Common Stock to be issued upon exercise of the Options), and Class C
Common Stock of the Company other than the Exchange Shares (such shares, the
"Purchase Shares", and together with the Exchange Shares,

the "Shares"), to Purchaser, and Purchaser desires to purchase all of the
Purchase Shares from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

     1.01 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.
For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of such Person's voting securities, by contract or otherwise.

     "Affiliated Group" has the meaning specified in Section 4.17(a).

     "Agreement" means this Stock Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with its terms.

     "Audit" means any written inquiry, examination, audit or proceeding regarding any Tax Return or Tax period with respect to which the Sellers may have a right to a refund under Section 6.06, or an indemnification obligation under Section 9.01(a)(v) or under Section 9.01(a)(iii) pursuant to a representation or warranty in Section 4.17.

     "Authorized Action" has the meaning specified in Section 10.14(c).

     "Business" means the operation and/or franchising of full service restaurants in the family restaurant segment under the "Perkins" Trademark or any derivation thereof or bakery and food service distribution under the
"Foxtail Food" Trademark or any derivation thereof, in each case by the Company and its Subsidiaries, and in each case as conducted as of the date hereof.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

     "Business Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

     "Claim Notice" has the meaning specified in Section 9.03(a).

     "Class A Common Stock" has the meaning specified in the Recitals.

     "Class B Common Stock" has the meaning specified in the Recitals.

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     "Class C Common Stock" has the meaning specified in the Recitals.

     "Cleanup" means any necessary action required by any governmental, administrative or regulatory authority to (1) cleanup, remove, treat, remediate, contain, monitor, assess, evaluate or address Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release or threatened Release of
Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3)
perform pre-remedial studies and investigations and post-remedial monitoring and care or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

     "Closing" means the closing of the transactions contemplated by this
Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Closing Date Balance Sheet" has the meaning specified in Section 2.06(b).

     "Closing Date Net Cash Amount" has the meaning specified in Section
2.06(b).

     "Closing Date Working Capital" has the meaning specified in Section
2.06(b).

     "Code" means the United States Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

     "Common Purchase Price" has the meaning specified in Section 2.06(d).

     "Company" has the meaning specified in the Recitals.

     "Company Employees" has the meaning specified in Section 6.05(c).

     "Company Financial Statements" has the meaning specified in Section
4.07(a).

     "Computer Hardware" means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment, in each case that is used in or held for use in the Business.

     "Computer Software" means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including, but not limited to, all the foregoing that is installed on the Computer Hardware)
and all documentation, including user manuals relating to the foregoing that is used in or held for use in the Business.

     "Confidentiality Agreement" means the Confidentiality Agreement, dated
April 14, 2005, between Piper Jaffray & Co., as agent for the Sellers, and
Castle Harlan, Inc.

                                       -3-

     "Consent" means any consent, waiver, approval, authorization, notification, exemption, registration or declaration.

     "Consequential Damages" means damages, losses or injuries that do not flow directly or immediately from the act of the party, but only from the intervention of special circumstances or consequences of such act.

     "Contract" means, whether oral or written, any agreement, contract, lease, license, franchise, note, bond, mortgage, indenture, guarantee, purchase or sale order or other instrument or obligation, arrangement or commitment, including all amendments thereto.

     "Coverage Period" has the meaning specified in Section 6.07.

     "Damages" has the meaning specified in Section 9.01(a).

     "Data" means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, in each case in the standard extracted data format, that is used in or held for use in the Business.

     "Debt Commitment Letter" has the meaning specified in Section 5.07.

     "Deductible Amount" has the meaning specified in Section 9.04(a).

     "Defending Party" has the meaning specified in Section 9.03(b).

     "Development Agreements" has the meaning specified in Section 4.19(a).

     "Direct Claim" has the meaning specified in Section 9.03(a).

     "Disclosure Memorandum" has the meaning specified in Article III.

     "Earn Out EBITDA" has the meaning specified in Section 2.07(a).

     "Earn Out EBITDA Difference" has the meaning specified in Section
2.07(b)(ii).

     "Earn Out Escrow Agreement" has the meaning specified in Section 2.03(b).

     "Earn Out Escrow Amount" has the meaning specified in Section 2.03(b).

     "Earn Out Test Period" has the meaning specified in Section 2.07(a).

     "EBITDA" means, for any period, (a) consolidated net income of the Company and its Subsidiaries for such period plus, (b) to the extent deducted to determine such consolidated net income, the sum of (i) depreciation expense,
(ii) interest expense, (iii) amortization expense, (iv) Income Tax expense, (v)
any impact of purchase accounting and the transactions contemplated by this
Agreement and the other Transaction Documents, (vi) extraordinary items, (vii)
management fees payable to Castle Harlan Partners IV, L.P. or any Affiliate thereof, (viii) amounts paid for severance obligations or to retired executives,
(ix) any charges related to

                                       -4-

management stock options issued on or after the Closing and (x) charges attributable to stores that have been closed or sold, all as determined in accordance with Schedule 2.07.

     "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person involving violations of
Environmental Laws or Releases of Hazardous Substances (i) from any assets, properties or businesses of the Company or any predecessor in interest; (ii)
from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company, its Subsidiaries or any predecessor in interest.

     "Environmental Laws" means all applicable United States Federal, state and local Laws and Judgments that regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other Release or threatened Release of, Hazardous Substances, or the pollution, preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property or the protection of the health and safety of employees, including the Federal Water Pollution Control Act (33 U.S.C. Section
1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et
seq.), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 210,
300f), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air
Act (42 U.S.C. Section 7401 et seq.), the Occupation Safety and Health Act (29
U.S.C. 655 et seq.), as it applies to exposure to Hazardous Substances, and the
Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.).

     "Equity Commitment Letter" has the meaning specified in Section 5.07.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "Escrow Agent" means U.S. Bank Trust National Association.

     "Escrow Agreements" has the meaning specified in Section 2.03(b).

     "Escrowed Amounts" has the meaning specified in Section 2.03(b).

     "Estimated Closing Indebtedness" has the meaning specified in Section
2.06(a).

     "Estimated Net Cash Amount" has the meaning specified in Section 2.06(a).

     "Exchange Act" has the meaning specified in Section 4.24.

     "Exchanging Seller" has the meaning specified in the Recitals.

     "Exchanging Shares" has the meaning specified in the Recitals.

     "Facility" means any plant, building, warehouse, improvement or related facility including any Restaurant, located on any Real Property.

                                       -5-

     "Final Sale/Leaseback Schedule" has the meaning specified in Section
2.10(b).

     "Financial Statements" has the meaning specified in Section 4.07(b).

     "Franchise Agreements" has the meaning specified in Section 4.19(a).

     "Franchisee" means any third party who has been granted the right by the
Company or one of its Subsidiaries to operate a Franchised Restaurant or to use the "Perkins" Trademark or any derivation thereof to operate a restaurant.

     "Franchised Restaurants" means restaurants operated by Franchisees under the Franchise Agreements using any components of the Business Intellectual
Property.

     "Franchise Regulations" means any Law relating to the relationship between franchisor and franchisee or to the offer, sale, termination, non-renewal or transfer of franchises, master franchises, area and developers, subfranchises, business, business opportunities, or seller-assisted marketing plans.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "General Indemnification Escrow Agreement" has the meaning specified in
Section 2.03(b).

     "General Indemnification Escrow Amount" has the meaning specified in
Section 2.03(b).

     "Governmental Authority" means any court, administrative agency or commission, self-regulatory organization, or other regulatory body or other foreign or domestic governmental or quasi-governmental authority or instrumentality.

     "Hazardous Substance" shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waster, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) any substance exhibiting a hazardous waste characteristic, including, but not limited to, toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound or otherwise hazardous substance or waste; (c) any quantity of asbestos, urea formaldehyde,
PCB's, radon gas; (d) crude oil or any fraction thereof, petroleum products, by-products or derivatives, radioactive substance or material, and pesticides;
and (e) wastewaters or sludges that are subject to regulation, control or remediation under any Environmental Law.

     "Holdco" has the meaning specified in the Recitals.

     "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.

     "Income Statement" has the meaning specified in Section 2.07(a).

                                       -6-

     "Income Tax" means any Tax based on or measured by net income.

     "Indebtedness" means, as applied to the Company and its Subsidiaries, all indebtedness of the Company or any of its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, including, without limitation, (a) all indebtedness of any such Person for the deferred purchase price of property or services, excluding trade accounts payable, (b) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person
(even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (d) all the obligations under leases which shall have been or are required to be, in accordance with GAAP, recorded as capital leases (other than the Real Property Leases relating to Stores No.
1097 and No. 1112) in respect of which such Person is liable as a lessee, (e)
all interest, fees, penalties (including pre-payment penalties) and other expenses owed (or to be owed in connection with the repayment thereof) with respect to the indebtedness referred to above, and (f) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such
Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
Notwithstanding the foregoing, "Indebtedness" shall not include (i) indebtedness owing by the Company to any of its Subsidiaries, or by any Subsidiary of the
Company to the Company or any other Subsidiary of the Company, (ii) outstanding and unpaid checks issued by the Company or any of its Subsidiaries, or (iii) any
letters of credit outstanding as of the date hereof.

     "Indemnified Event" has the meaning specified in Section 9.07.

     "Indemnified Party" has the meaning specified in Section 9.03.

     "Indemnifying Party" has the meaning specified in Section 9.03.

     "Independent Accountants" has the meaning specified in Section 2.06(b).

     "Information Technology Contracts" means all written agreements concerning the Computer Software and all written agreements concerning the Computer
Hardware.

     "Initial Common Purchase Price" has the meaning specified in Section
2.03(a).

     "Institutional Investor" means any holder of the Company's Class C Common
Stock listed on Exhibit A.

     "Intellectual Property" means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof and all applications, registrations and renewals in connection therewith ("Patents"), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations and renewals in connection therewith
("Trademarks"), (iii) copyrights and copyrightable subject

                                       -7-

matter (including without limitation Computer Software) and all applications, registrations and renewals in connection therewith ("Copyrights"), (iv) trade secrets and all confidential information, processes, know-how and inventions
("Trade Secrets") and (v) all other intellectual property or proprietary rights.

     "Intellectual Property Contracts" means all written agreements concerning the Business Intellectual Property, including without limitation written agreements granting the Company or any Company Subsidiary rights to use the
Licensed Intellectual Property (excluding Contracts concerning the Computer
Software), written agreements granting rights to use Owned Intellectual
Property, confidentiality agreements, consulting agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

     "Interim Periodic Financial Statements" has the meaning specified in
Section 6.09(a).

     "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the
Treasury.

     "Joint Audit" has the meaning specified in Section 6.06(d)(i).

     "Judgments" means any judgments, injunctions, orders, decrees, writs, rulings or awards of any court or other judicial authority or any governmental, administrative or regulatory authority of competent jurisdiction.

     "Knowledge of the Company" means the knowledge, after due inquiry, of
Donald N. Smith, Joseph F. Trungale, James F. Barrasso or Michael P. Donahoe.
For purposes of this definition, the term "due inquiry" shall be limited to the inquiry of the direct reports of the person making such inquiry with responsibility in the relevant area of operations, which persons shall include
George A. Whiteley, Laurie Armistead, William Forgione, Karen Young, Robert
Winters, Charles Stanford, Phil Joyner and Paul Schifani.

     "Laws" means any Federal, provincial, state, local, municipal, international or foreign law, statute, ordinance, code, rule, regulation, judgment, order or decree.

     "Leased Real Property" has the meaning specified in Section 4.09(b).

     "Licensed Intellectual Property" means Intellectual Property that the
Company or any of its Subsidiaries is licensed or otherwise permitted by other
Persons to use.

     "Liens" means all liens, mortgages, pledges, easements, charges, security interests, options or other encumbrances.

     "Liquor Licenses" has the meaning specified in Section 4.12(b).

     "Marketing Fund" means the marketing fund maintained and funded by the
Company, its Subsidiaries and their Franchisees in connection with the promotion of the Company's, its Subsidiaries' and their Franchisees' restaurants, which fund is subject to the Company's national advertising policy.

                                       -8-

     "Material Adverse Change" means a change, event, circumstance or series of changes, events or circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

     "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), business, results of operations measured over a full three month period, properties, assets and liabilities (taken together) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or any Seller to consummate the transactions contemplated by this Agreement, but for the purpose of (i) above, shall exclude any effect resulting from or related to changes or developments involving (1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory or administrative authority, (2)
general conditions applicable to the economy of the United States, including changes in interest rates or financial markets, (3) conditions or effects resulting from the announcement of the existence or terms of this Agreement
(including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor, supplier or employment relationships resulting therefrom), (4) acts of war, terrorism or any escalation thereof, (5) changes in accounting requirements or principles or (6) conditions generally affecting the restaurant industry in the United States, but not disproportionately affecting the Company and its Subsidiaries and similarly situated restaurant businesses.

     "Material Contracts" has the meaning specified in Section 4.15(a).

     "Material Suppliers" has the meaning specified in Section 4.25.

     "Maximum Amount" has the meaning specified in Section 9.04(b).

     "Minimum Claim Amount" has the meaning specified in Section 9.04(a).

     "Most Recent Company Financial Statements" has the meaning specified in
Section 4.07(a).

     "Most Recent Financial Statements" has the meaning specified in Section
4.07(b).

     "Most Recent TRC Financial Statements" has the meaning specified in Section
4.07(b).

     "Most Recent Fiscal Quarter" has the meaning specified in Section 4.07.

     "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 3(37) of ERISA.

     "Net Cash Amount" means, as of any date, the aggregate amount of the
Company's and each of its Subsidiaries' cash and cash equivalents on hand or in bank accounts as of such date, minus the aggregate amount of outstanding and unpaid checks issued by the Company and each of its Subsidiaries as of such date, minus (without duplication) the aggregate amount of cash in the Marketing
Fund, minus (without duplication) the aggregate amount of cash held by the
Company or its Subsidiaries as Security Deposits pursuant to Real Property
Leases, minus (without duplication) the aggregate amount of cash equal to the
Company's and its Subsidiaries' obligations under the Company's gift card program, minus, the aggregate amount of cash

                                       -9-

proceeds, if any, from the sale of Store No. 8560 or Store No. 1023 plus
(without duplication) the aggregate exercise price paid or deemed paid upon exercise of Options, all calculated in a manner consistent with GAAP (determined on a consistent basis with that used to prepare the Reference Balance Sheet).

     "Net Cash Amount Adjustment" has the meaning specified in Section
2.06(c)(ii).

     "Non-Cap Claim" has the meaning specified in Section 9.04(a).

     "Offering" has the meaning specified in the Section 6.09(b).

     "Options" has the meaning specified in the Recitals.

     "Owned Intellectual Property" means Intellectual Property owned by the
Company or any of its Subsidiaries.

     "Owned Real Property" has the meaning specified in the Section 4.09(a).

     "Per Share Purchase Price" means the amount equal to the quotient of (a)
the Initial Common Purchase Price divided by (b) the aggregate number of Shares owned by all of the Sellers immediately prior to the Closing (including all of the Shares owned by the Sellers as a result of the exercise of all of the
Options, and including all of the Purchase Shares and Exchange Shares).

     "Permits" means all permits, franchises, authorizations, approvals, registrations, waivers, accreditations, licenses, certificates or variances granted by or obtained from any Federal, state or local governmental, administrative or regulatory authority.

     "Permitted Liens" means (1) Liens created by Purchaser, (2) Liens for or in respect of Taxes, impositions, assessments, fees and other governmental charges levied or assessed or imposed against the Real Property which are not yet due or payable, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Working Capital reflected on the Closing Date Balance Sheet and the Reference Balance Sheet, (3)
recorded easements, covenants and other restrictions, utility easements, and building and zoning and other similar governmental restrictions imposed by operation of Law, (4) the rights of the lessors and lessees under Real Property
Leases, (5) the rights of manufacturers under trademark licenses that are permitted to use the Company's Trademarks in connection with the manufacture of goods that are being sold to the Company and its Subsidiaries and of Franchisees under licenses executed or otherwise granted in connection with Franchise
Agreements in the ordinary course of business, (6) Liens, and rights to Liens, of mechanics, warehousemen, carriers, repairmen and others arising by operation of Law and incurred in the ordinary course of business, securing obligations not yet due and payable or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Working Capital reflected on the Closing Date Balance Sheet and the
Reference Balance Sheet, (7) any encumbrance or other item of record which is reflected on any survey or any title commitments or search reports set forth on
Schedule 4.09(a) of the Disclosure Memorandum relating to the Owned Real
Property or any portion thereof, (8)

                                      -10-

any Liens disclosed in the Financial Statements and (9) Liens set forth on
Schedules 4.09(a) and (c) of the Disclosure Memorandum.

     "Person" means an individual, a corporation, a limited liability company, a partnership, joint venture, an association, an estate, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of a government or political subdivision.

     "Plans" has the meaning specified in Section 4.18(a).

     "Policies" has the meaning specified in Section 4.22(a).

     "Post-Closing Tax Period" means any Tax period beginning on or after the
Closing Date, or in the case of any Tax period which includes, but does not begin or end on, the Closing Date, the portion of such period following the
Closing Date.

     "Pre-Closing Tax Estimate" has the meaning specified in Section 2.10(b).

     "Pre-Closing Tax Period" means any Tax period ending on or before the
Closing Date or, in the case of any Tax period which includes, but does not begin or end on, the Closing Date, the portion of such period up to and including the Closing Date.

     "Preferred Holders" has the meaning specified in the Recitals.

     "Preferred Redemption Price" has the meaning specified in Section 2.02.

     "Proceeding" means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, or any hearing or investigation by a Governmental Authority.

     "Property Taxes" has the meaning specified in Section 6.06(b)(ii).

     "Proportionate Share" for any Seller means a proportion determined by dividing (a) the number of Shares set forth opposite such Seller's name on
Exhibit A attached hereto (including all of the Shares owned by such Seller as a result of the exercise of all of his, her or its Options, and including all such
Seller's Purchase Shares and Exchange Shares) by (b) the total number of Shares held by all of the Sellers (including all of the Shares owned by the Sellers as a result of the exercise of all of the Options, and including all of the
Sellers' Purchase Shares and Exchange Shares).

     "Proposal" has the meaning specified in Section 6.10.

     "Punitive Damages" means damages other than compensatory damages which may be awarded against a Person to punish such Person or to deter future wrongdoing.

     "Purchase Price Adjustment" has the meaning specified in Section 2.06(b).

                                      -11-

     "Purchase Price Adjustment Escrow Agreement" has the meaning specified in
Section 2.03(b).

     "Purchase Price Escrow Amount" has the meaning specified in Section
2.03(b).

     "Purchase Shares" has the meaning specified in the Recitals.

     "Purchaser" has the meaning specified in the Recitals.

     "Purchaser Indemnified Party" means Purchaser, Purchaser's Affiliates
(including, after the Closing, the Company and its Subsidiaries) and their respective directors, officers, shareholders, partners, members, trustees, beneficiaries, managers, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

     "Purchaser Plans" has the meaning specified in Section 6.05(c).

     "Real Property" means, individually and collectively, the Owned Real
Property and the Leased Real Property.

     "Real Property Leases" has the meaning specified in Section 4.09(b).

     "Reference Balance Sheet" means the audited consolidated balance sheet of the Company as of December 26, 2004 set forth on Schedule 4.07 of the Disclosure
Memorandum.

     "Registered" means issued, registered, renewed or the subject of a pending application.

     "Related Party" has the meaning specified in Section 4.29(a).

     "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of
Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

     "Required Consents" has the meaning specified in Section 3.05.

     "Restaurants" has the meaning specified in Section 4.21.

     "Rollover Amount" means, as to each Exchanging Seller, the amount set forth opposite such Exchanging Seller's name on Exhibit A hereto, as may be amended or supplemented in accordance with the terms hereof.

     "Rollover Membership Interests" means, as to each Exchanging Seller, membership interests in Holdco issued to such Exchanging Seller in exchange for such Exchanging Seller's Exchange Shares.

     "Sale/Leaseback Leases" has the meaning specified in Section 4.32(b).

     "Sale/Leaseback Payment" has the meaning specified in Section 2.10(a).

                                      -12-

     "Sale/Leaseback Purchase Agreements" has the meaning specified in Section
4.32(a).

     "Sale/Leaseback Schedule" has the meaning specified in Section 2.10(b).

     "Sale/Leaseback Taxes" has the meaning specified in Section 2.10.

     "Sale/Leaseback Transaction" means the sale/leaseback transaction entered into between The Restaurant Company and certain subsidiaries of Trustreet
Properties, Inc., which transaction was consummated on June 29, 2005.

     "SEC Documents" has the meaning specified in Section 4.24.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Security Deposits" has the meaning specified in Section 4.09(c).

     "Seller Indemnified Party" means each Seller (solely in his, her or its capacity as a Seller and not as an officer, director or employee of the Company or any of its Subsidiaries), each Preferred Holder, each Sellers' and each
Preferred Holders' Affiliates (other than, after the Closing, the Company and its Subsidiaries) and their respective directors, officers, shareholders, partners, members, trustees, beneficiaries, managers, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

     "Sellers" has the meaning specified in the Recitals.

     "Seller Holdback Amount" means $500,000.

     "Sellers' Representatives" has the meaning specified in Section 10.14.

     "Series A Preferred Stock" has the meaning specified in the Recitals.

     "SERP" means The Restaurant Company Supplemental Executive Retirement Plan
effective April 1, 2004, as amended and restated.

     "Shares" has the meaning specified in the Recitals.

     "Special Sale/Leaseback Escrow Agreement" has the meaning specified in
Section 2.03(b).

     "Special Sale/Leaseback Escrow Amount" has the meaning specified in Section
2.03(b).

     "Stockholders' Agreement" has the meaning specified in Section 6.15.

     "Stock Option Plan" means The Restaurant Holding Corporation 2002 Stock
Option Plan, as amended.

     "Straddle Period" has the meaning specified in Section 6.06(b)(ii).

                                      -13-

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which more than 50% of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such
Person and one or more Subsidiaries of such Person or (iii) one or more
Subsidiaries of such Person.

     "Target Earn Out EBITDA" means $11,798,000.

     "Tax" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by any Governmental Authority, and such term shall include all applicable interest, penalties or additions to tax attributable to such taxes.

     "Tax Materials" has the meaning specified in Section 6.06(a)(ii).

     "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental
Authority in connection with any Tax.

     "Territorial Rights" has the meaning specified in Section 4.19(c).

     "Third Party Claim" has the meaning specified in Section 9.03(a).

     "Transaction Documents" shall mean (i) this Agreement, (ii) the Escrow
Agreements and (iii) any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transaction contemplated by this Agreement.

     "Transaction Expenses" shall mean all expenses incurred by the Company on behalf of the Sellers, the Preferred Holders, the Company or its Subsidiaries in
connection with the transactions contemplated hereby which remain unpaid as of the Closing Date, which shall include all change of control or other bonuses to be paid by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and all payments under any nonqualified retirement plan or deferred compensation plan of the Company or its
Subsidiaries made or required to be made in connection with the transactions contemplated by this Agreement (reduced by the value of any assets held in a rabbi trust of the Company or any of its Affiliates which provides for payments of benefits under the nonqualified plans or deferred compensation plans of the
Company or its Subsidiaries).

     "TRC" means The Restaurant Corporation, a Delaware corporation and a wholly owned Subsidiary of the Company.

     "TRC Financial Statements" has the meaning specified in Section 4.07(b).

                                      -14-

     "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

     "Working Capital" means, as of any date, (a) the total (excluding intercompany accounts) of accounts receivable, inventory and prepaid expenses
(excluding any deferred Tax assets, prepaid income Taxes or accrued Tax refunds)
of the Company and its Subsidiaries, less (b) the total (excluding intercompany accounts) of accounts payable, accrued compensation (including bonuses accrued in the ordinary course with the exception of certain bonuses to be paid at
Closing noted below), accrued Taxes (other than any liability for federal or state income Taxes or any reserves for income Taxes, or any deferred Tax liability), accrued insurance and accrued expenses (excluding accrued interest)
of the Company and its Subsidiaries, all as set forth on and calculated in a manner consistent with Schedule 2.6(b) hereto and GAAP (determined on a consistent basis with that used to prepare the Reference Balance Sheet). For the avoidance of doubt, each of the parties to this Agreement acknowledges and agrees that the calculation of Working Capital shall exclude (i) long-term assets and liabilities, as determined in accordance with GAAP, (ii) Transaction
Expenses, (iii) the account "Accrued Bonuses-Home Office" (general ledger number
23070) and (iv) all amounts related to gift cards and gift certificates included in current assets or current liabilities (general ledger account numbers 11115,
14060, 23350, 23360, 25050, 25057, 25080, 25087, and 25085).

     "Working Capital Adjustment" has the meaning specified in Section
2.06(c)(i).

     "Working Capital Target Amount" means $(7,360,366).

     1.02 Other Definitional Provisions. (a) All references to Articles and
Sections are references to Articles and Sections of this Agreement. All references to Schedules are references to Schedules of the Disclosure
Memorandum.

     (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

     (c) The words "include", "includes" and "including" mean include, includes and including without limitation.

     (d) The terms "dollars" and "$" mean United States dollars.

                                   ARTICLE II
                                PURCHASE AND SALE

     2.01 Purchase and Sale of Purchase Shares; Redemption of Series A Preferred
Stock; Exchange of Exchange Shares.

     (a) Upon the terms and subject to the conditions of this Agreement, at the
Closing, the Sellers shall sell, transfer, convey, assign and deliver to
Purchaser, and Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers' rights, title and interest in and to the Purchase Shares, free and clear of all Liens.

                                      -15-

     (b) Upon the terms and subject to the conditions of the Company's certificate of incorporation, as amended, and this Agreement, the Sellers and the Company shall take such actions as are necessary to cause the Company to redeem in full the Series A Preferred Stock (including all shares of Series A
Preferred Stock to be issued as pay-in-kind dividends at or prior to the Closing for the period from July 10, 2005 through the Closing Date) at and as of the
Closing in accordance with the terms thereof using the funds provided by
Purchaser pursuant to Section 2.02 hereof.

     (c) Upon the terms and subject to the conditions of this Agreement, at the
Closing, each Exchanging Seller shall transfer, assign and deliver to Holdco all of such Exchanging Sellers' rights, title and interest in and to his, her or its
Exchange Shares, free and clear of all Liens, and Holdco shall issue to each such Exchanging Seller his, her or its Rollover Membership Interests.

     2.02 Preferred Redemption Price. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to the Company, and the Company shall deliver or cause to be delivered to each
Preferred Holder at the Closing, in the name of and on behalf of the Company and in order to redeem in full such Preferred Holder's shares of Series A Preferred
Stock set forth opposite such Preferred Holder's name on Exhibit A attached hereto, same-day funds by wire transfer to the account specified by such
Preferred Holder at least two Business Days prior to the Closing, an amount equal to the aggregate liquidation preference of such shares of Series A
Preferred Stock as calculated in accordance with the terms of the certificate of incorporation of the Company as in effect on the date hereof (such payments to all Preferred Holders, in the aggregate, the "Preferred Redemption Price"). The
Preferred Holders hereby waive any applicable notice requirements for the redemption of such shares of Series A Preferred Stock.

     2.03 Common Purchase Price; Escrowed Amounts.

     (a) Upon the terms and subject to the conditions of this Agreement,
Purchaser shall deliver or cause to be delivered to each Seller at the Closing, as payment for the sale, transfer, conveyance, assignment and delivery of the
Purchase Shares set forth opposite such Seller's name on Exhibit A attached hereto, same-day funds by wire transfer to the account specified by such Seller at least two Business Days prior to the Closing, an amount, subject to the adjustments (if applicable) set forth in Sections 2.03(d) and 2.06 below, equal to such Seller's Proportionate Share (as shown on Exhibit A) of an aggregate amount (the "Initial Common Purchase Price") equal to (A) $245,000,000 plus (B)
the Estimated Net Cash Amount as of the Closing, less (C) the Estimated Closing
Indebtedness of the Company and its Subsidiaries as of the Closing, less (D) the
Preferred Redemption Price, less (E) without duplication, the Transaction
Expenses, less (F) the Escrowed Amounts, less (G) the Seller Holdback Amount.

     (b) At the Closing, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds into escrow the following amounts:

     (i) an amount equal to $5,000,000 for effecting the payment and discharge of any indemnification obligations of the Sellers set forth in Sections
     9.01(a)(i) through (viii) and 9.01(b) (the "General Indemnification Escrow
     Amount"), to be held and disbursed

                                      -16-

     pursuant to an escrow agreement between Purchaser, the Sellers'
     Representatives and the Escrow Agent, dated as of the Closing Date (the
     "General Indemnification Escrow Agreement"), in substantially the form attached hereto as Exhibit B;

     (ii) an amount equal to (A) $26,500,000 minus (B) the amount of any
     Sale/Leaseback Taxes paid by the Company or its Subsidiaries (including estimated Tax payments related to such Sale/Leaseback Taxes) after the date hereof but prior to the Closing (the "Special Sale/Leaseback Escrow
     Amount"), to be held and disbursed pursuant to the terms hereof and an escrow agreement between Purchaser, the Company and the Escrow Agent, dated as of the Closing Date (the "Special Sale/Leaseback Escrow Agreement"), in
     substantially the form attached hereto as Exhibit C; provided, however, that there shall not be any reduction pursuant to clause (B) above unless the Sellers submit to Purchaser not later than ten (10) days prior to
     Closing a computation showing in reasonable detail the amount of such
     Sale/Leaseback Taxes paid and any workpapers or other information necessary for Purchaser to verify the accuracy of such computation. In determining the amount of Sale/Leaseback Taxes paid, the parties shall take into account any current deduction or credit to which the Company or its
     Subsidiaries is entitled with respect to the Pre-Closing Tax Period
     (including the expenses referenced in Section 6.06(b)(i) and Section
     6.06(b)(ii)) to the extent such expenses may be properly taken into account in the determination of the amount of such Sale/Leaseback Taxes due with respect to such Tax payments. The Sellers' computation shall be binding on the parties unless Purchaser notifies the Sellers' Representatives in writing of any objection it may have to such computation within five (5)
     days after receipt of such computation. In the event Purchaser shall so notify the Sellers' Representatives, the Sellers' Representatives and
     Purchaser shall negotiate in good faith to resolve such dispute. In the event any such dispute is not resolved prior to Closing, the undisputed amount of Sale/Leaseback Taxes paid shall reduce the Special Sale/Leaseback
     Escrow Amount in accordance with clause (B) above.

     (iii) an amount equal to $1,000,000 as source for any payment by the
     Sellers to Purchaser for the Purchase Price Adjustment set forth in Section
     2.06(c) (the "Purchase Price Adjustment Escrow Amount") to be held and disbursed pursuant to the terms hereof and an escrow agreement between
     Purchaser, the Sellers' Representatives and the Escrow Agent, dated as of the Closing Date (the "Purchase Price Adjustment Escrow Agreement"), in
     substantially the form attached hereto as Exhibit D; and

     (iv) an amount equal to $5,000,000 as source of any payment by Purchaser to the Sellers for the Earn Out set forth in Section 2.07 (the "Earn Out
     Escrow Amount"; and together with the General Indemnification Escrow
     Amount, the Special Sale/Leaseback Escrow Amount and the Purchase Price
     Adjustment Escrow Amount, the "Escrowed Amounts"), to be held and disbursed pursuant to the terms hereof and an escrow agreement between Purchaser, the
     Sellers' Representatives and the Escrow Agent, dated as of the Closing Date
     (the "Earn Out Escrow Agreement"; and together with the Purchase Price
     Adjustment Escrow Agreement, the General Indemnification Escrow Agreement
     and the Special Sale/Leaseback Escrow Agreement, the "Escrow Agreements"),
     in substantially the form attached hereto as Exhibit E.

                                      -17-

     (c) At the Closing, Purchaser shall pay the Seller Holdback Amount to the
Sellers' Representatives by wire transfer of immediately available funds to the account specified by the Sellers' Representatives at least two Business Days prior to the Closing.

     (d) At the Closing, each Seller's Proportionate Share of the Initial Common
Purchase Price shall be reduced by (i) the aggregate exercise price payable by such Seller at Closing upon the exercise of such Seller's then outstanding
Options (if any), together with all federal and state income and other Taxes required to be withheld in connection with such exercise, and (ii) in the case of each Seller that is also an Exchanging Seller, such Seller's Rollover Amount, and each such Seller referred to in the foregoing clauses (i) and (ii) hereby authorizes and directs Purchaser to make (and hereby waives and releases all rights to) such deductions from the Proportionate Share of the Initial Common
Purchase Price otherwise payable to such Seller hereunder (it being understood and agreed that the aggregate amount of all such deductions referred to in the foregoing clause (i) shall be deemed for purposes hereof to have been paid by
Purchaser to the Company).

     2.04 The Closing. Unless otherwise mutually agreed, the Closing, which shall be effective as of the close of business on the Closing Date, shall take place at 10:00 a.m., New York time, at the offices of Schulte Roth & Zabel LLP,
919 Third Avenue, New York, New York 10022, on the date which is two Business
Days following the date on which the conditions to Closing set forth in Article
VII have been satisfied or are only capable of being satisfied if the Closing were to occur (provided, however, that if the date on which such conditions have been satisfied or are only capable of being satisfied if the Closing were to occur is within five Business Days of the last day of that month, then the
Closing shall take place on the last day of that month; provided further, however, that if Purchaser has notified the Company and the Sellers'
Representatives that a date has been established to close any note offering to finance the transactions contemplated hereby, then the parties shall use their best efforts to ensure that the Closing occurs on such date), or at such other place, time or date as the Company, the Sellers' Representatives and Purchaser
may agree.

     2.05 Closing Deliveries. At the Closing, (a) each Seller shall deliver or cause to be delivered to Purchaser stock certificates representing all of the
Purchase Shares held by such Seller that are in certificated form, (b) each
Exchanging Seller shall deliver or cause to be delivered to Holdco stock certificates representing all of the Exchange Shares held by such Exchanging
Seller that are in certificated form, and (c) each Preferred Holder shall deliver or cause to be delivered to the Company stock certificates representing all of the shares of Series A Preferred Stock (including the shares of Series A
Preferred Stock to be issued as pay-in-kind dividends at or prior to the Closing for the period from July 10, 2005 through the Closing Date) held by such
Preferred Holder. In the case of each of clauses (a), (b) and (c), such certificates shall be endorsed in blank or accompanied by duly executed stock powers or, in the event any such certificate has been lost, stolen or destroyed, an affidavit of loss with respect to such Purchase Shares, Exchange Shares or shares of Series A Preferred Stock, as the case may be, in a form reasonably acceptable to Purchaser. At the Closing, (x) Purchaser shall deliver or cause to be delivered to each Seller and to each Preferred Holder (i) the consideration specified in Section 2.02 or Section 2.03, as applicable, and (ii) the certificate referred to in Section 7.02(c), and (y) Holdco shall issue and deliver to each Exchanging Seller his, her or its Rollover Membership Interests.

                                      -18-

     2.06 Purchase Price Adjustment. (a) Two Business Days prior to the Closing, the Company shall prepare and deliver to Purchaser a certificate of the Chief
Financial Officer of the Company that contains the Company's good faith estimate of (i) the Net Cash Amount as of the close of business on the Closing Date
(without giving effect to the transactions contemplated hereby) (the "Estimated
Net Cash Amount") and (ii) the Indebtedness as of the close of business on the
Closing Date (without giving effect to the transactions contemplated hereby)
(the "Estimated Closing Indebtedness").

     (b) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers' Representatives (i) a consolidated balance sheet for the Company as of the close of business on the Closing Date prior to giving effect to the transactions contemplated hereby (the "Closing Date Balance
Sheet"), (ii) a schedule prepared in a manner consistent with Schedule 2.06(b)
setting forth (A) the calculation of the Working Capital as of the Closing Date to be made in the same manner as for the Working Capital Target Amount (the
"Closing Date Working Capital"), and (B) the amount, if any, by which the
Closing Date Working Capital is less than or is greater than the Working Capital
Target Amount and (iii) a schedule setting forth (A) the calculation of the Net
Cash Amount as of the Closing Date (the "Closing Date Net Cash Amount"), and (B)
the amount, if any, by which the Closing Date Net Cash Amount is less than or is greater than the Estimated Net Cash Amount. The Sellers' Representatives shall cooperate with Purchaser and its representatives in the preparation of the
Closing Date Balance Sheet and in the calculation of the Closing Date Working
Capital and the Closing Date Net Cash Amount. The Closing Date Balance Sheet
shall (1) be prepared in accordance with GAAP applied on a consistent basis with that used to prepare the Reference Balance Sheet to the extent consistent with
GAAP (it being understood that if different principles would each be consistent with GAAP, the principles used in preparing the Reference Balance Sheet shall be used in preparing the Closing Date Balance Sheet), (2) include line items
(including the constituent components of such line items) consistent with those in the Reference Balance Sheet, (3) be prepared in accordance with the same accounting policies, practices and judgments as those used to prepare the
Reference Balance Sheet to the extent consistent with GAAP and (4) exclude the impact of purchase accounting and the transactions contemplated hereby including any use of cash by Purchaser pursuant to Section 2.09. The Sellers'
Representatives and their representatives shall have the right to review all work papers and procedures of Purchaser and any representatives of Purchaser used to prepare the Closing Date Balance Sheet and to calculate the Closing Date
Working Capital and Closing Date Net Cash Amount and shall have the right to perform any other reasonable procedures necessary to verify the accuracy of the
Closing Date Balance Sheet, the Closing Date Working Capital and the Closing
Date Net Cash Amount. Unless the Sellers' Representatives, within thirty (30)
Business Days after delivery to the Sellers' Representatives of the Closing Date
Balance Sheet and the schedules setting forth the Closing Date Working Capital and the Closing Date Net Cash Amount, notify Purchaser in writing that the
Sellers' Representatives object to the Closing Date Balance Sheet, the Closing
Date Working Capital or the Closing Date Net Cash Amount and specify the basis for such objection (as well as the Sellers' Representatives calculation of the disputed line items), such Closing Date Balance Sheet, Closing Date Working
Capital and Closing Date Net Cash Amount shall become final and binding upon the parties for the purposes of this Section 2.06. If Purchaser and the Sellers'
Representatives are unable to resolve all of the Sellers' Representatives'
objections within twenty (20) Business Days after any such notification

                                      -19-

has been given by the Sellers' Representatives, all remaining matters in dispute shall be submitted to Ernst & Young LLP or, if Ernst & Young LLP is not
available, another nationally recognized public accounting firm mutually agreed upon by Purchaser and the Sellers' Representatives (the "Independent
Accountants"). In the event Purchaser and the Sellers' Representatives are unable to agree upon the selection of the Independent Accountants within five
Business Days after expiration of such twenty (20) Business Day period, the
Independent Accountants shall be appointed by the American Arbitration
Association. The Independent Accountants shall make a final determination as to all remaining matters in dispute that shall be conclusive and binding on
Purchaser and the Sellers. Purchaser and the Sellers agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable. For purposes of determining the Working Capital as of the Closing, the inventory of Foxtail
Foods shall be determined by a physical inventory taken by the Company at each facility of Foxtail Foods within two Business Days prior to the Closing (with such determination rolled forward to the Closing Date in a commercially reasonable manner). Purchaser and its representatives shall have the right to observe such physical inventory.

     (c) Within 10 Business Days after the Closing Date Balance Sheet, the
Closing Date Working Capital and the Closing Date Net Cash Amount have been finally determined pursuant to Section 2.06(b),

               (i) the difference, if any, between the Working Capital Target
          Amount and the Closing Date Working Capital (the "Working Capital
          Adjustment") shall be paid: (1) by Purchaser to each Seller (based on each such Seller's Proportionate Share), if the Closing Date Working
          Capital exceeds the Working Capital Target Amount; or (2) by each
          Seller (based on such Seller's Proportionate Share) to Purchaser, if the Working Capital Target Amount exceeds the Closing Date Working
          Capital; and

               (ii) the difference, if any, between the Estimated Net Cash
          Amount and the Closing Date Net Cash Amount (the "Net Cash Amount
          Adjustment"; and together with the Working Capital Adjustment, the
          "Purchase Price Adjustment") shall be paid: (1) by Purchaser to each
          Seller (based on each such Seller's Proportionate Share), if the
          Closing Date Net Cash Amount is more than the Estimated Net Cash
          Amount; or (2) by each Seller (based on such Seller's Proportionate
          Share) to Purchaser, if the Closing Date Net Cash Amount is less than the Estimated Net Cash Amount;

provided, however, that no payment shall be made pursuant to Section 2.06(c)(i)
or 2.06(c)(ii) above if the Purchase Price Adjustment, after netting against each other, as appropriate, payments due under Section 2.06(c)(i) or 2.06(c)(ii)
above, is less than $50,000.

     (d) Payment of the Purchase Price Adjustment shall be by wire transfer of immediately available funds to the account specified by the payee and shall include simple interest on such amount at a rate per annum equal to the London
Interbank Offered Rate for three-month United States dollar deposits prevailing on the Closing Date, commencing on the Closing Date and continuing until the date of full payment. Any and all payments to be made on

                                      -20-

the same day pursuant to Section 2.06(c) shall be made simultaneously and netted against each other as appropriate. In the case of Section 2.06(c)(i)(2) and
2.06(c)(ii)(2), the Sellers' Representatives and Purchaser shall deliver joint written instructions to the Escrow Agent to pay to Purchaser from the Purchase
Price Adjustment Escrow Amount an amount equal to the Purchase Price Adjustment, together with interest as provided in the prior sentence. To the extent funds available under the Purchase Price Adjustment Escrow Agreement are insufficient to make such payment to Purchaser in full, each Seller shall pay such deficiency
(based on such Seller's Proportionate Share) to Purchaser at the same time as payment is required to be made from escrow under such Escrow Agreement. The
Initial Common Purchase Price, as adjusted pursuant to this Section 2.06 shall be, in the aggregate, the "Common Purchase Price."

     (e) Purchaser and the Sellers (based on each Seller's Proportionate Share)
each shall bear one-half of the fees, costs and expenses of the accounting firm retained to resolve any objection under Section 2.06(b).

     2.07 Earn Out. (a) By November 28, 2005, Purchaser shall prepare and deliver to the Sellers' Representatives (i) a statement of income (the "Income
Statement") of the Company and its Subsidiaries for the period from July 11,
2005 through October 2, 2005 (such period, the "Earn Out Test Period") and (ii)
a certificate setting forth total EBITDA for the Earn Out Test Period, as adjusted to exclude, in a manner consistent with Schedule 2.07(a) attached hereto, the impact of any non-recurring income and expenses, including, but not limited to, any costs and expenses related to the Sale/Leaseback Transaction including the incremental GAAP rent payable as a result thereof, the ownership, operation and disposal of the Company's corporate aircraft and Donald N. Smith's salary and other employment benefits paid or expensed by the Company, which shall include, but not be limited to, the costs and expenses for his office located in Barrington, Illinois and reimbursement of his legal fees which shall include the amounts paid by the Company for matters described in 9.01(a)(vi), any Transaction Expenses paid relating to the transaction (including any extraordinary bonuses paid or any transaction expenses of Buyer paid by the
Company post-closing including closing fees, debt issuance costs and professional fees), (such amount, as adjusted, the "Earn Out EBITDA"). The
Income Statement shall be prepared in accordance with the same accounting policies, practices and judgments as those used to prepare the Financial
Statements. The Sellers' Representatives and their representatives shall have the right to review all work papers and procedures of Purchaser and any representatives of Purchaser used to prepare the Income Statement and to arrive at the Earn Out EBITDA and shall have the right to perform any other reasonable procedures necessary to verify the accuracy of the Income Statement and the Earn
Out EBITDA. Unless the Sellers' Representatives, within 30 Business Days after delivery to the Sellers' Representatives of the Income Statement and the
certificate setting forth the Earn Out EBITDA, notify Purchaser in writing that the Sellers' Representatives object to the Income Statement or the Earn Out
EBITDA and specify the basis for such objection (as well as the Sellers'
Representatives calculation of the disputed line items), such Income Statement and Earn Out EBITDA shall become final and binding upon the parties for the purposes of this Section 2.07. If Purchaser and the Sellers' Representatives are
unable to resolve all of the Sellers' Representatives' objections within 20
Business Days after any such notification has been given by the Sellers'
Representatives, all remaining matters in dispute shall be submitted to the
Independent Accountants. The Independent Accountants shall make a final determination as to all remaining matters in dispute that shall be conclusive and binding on Purchaser and the Sellers. Purchaser and the Sellers agree to cooperate with each other and with

                                      -21-

each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable.

     (b) Within 10 Business Days after the Income Statement and the Earn Out
EBITDA have been finally determined, the Sellers shall be entitled to receive, from the Earn Out Escrow Amount, the amount determined in accordance with the following:

               (i) if the Earn Out EBITDA equals or exceeds the Target Earn Out
          EBITDA, the Sellers shall be entitled to receive $5,000,000; or

               (ii) if the Earn Out EBITDA is less than the Target Earn Out
          EBITDA (such difference, the "Earn Out EBITDA Difference"), the
          Sellers shall be entitled to receive an amount, if positive, equal to
          (A) $5,000,000 minus (B) the product of the Earn Out EBITDA Difference multiplied by 6.38.

     For the avoidance of doubt, if the product of the Earn Out EBITDA
Difference multiplied by 6.38 is greater than $5,000,000, the Sellers shall not be entitled to any payment under this Section 2.07(b).

     (c) Payment pursuant to the foregoing shall include interest on such amount earned pursuant to the terms of the Earn Out Escrow Agreement. Upon determination of the amount to be paid to the Sellers (if any) and/or the
Purchaser (if any) from the Earn Out Escrow Amount, the Sellers' Representatives
and Purchaser shall deliver joint written instructions to the Escrow Agent to distribute the Earn Out Escrow Amount as follows:

               (i) if the Sellers are entitled to receive all of the Earn Out
          Escrow Amount, the Escrow Agent shall distribute (A) $4,040,000 to the
          Sellers in accordance with their respective Proportionate Shares and
          (B) $960,000 to the Company to be used to satisfy obligations of the
          Company to participants under the SERP;

               (ii) if the Sellers are not entitled to receive all of the Earn
          Out Escrow Amount, the Escrow Agent shall distribute (A) to the
          Purchaser the amount equal to the difference between (1) $5,000,000 and (2) the amount of the Earn Out Escrow Amount to which the Sellers are entitled, and (B) to the Sellers in accordance with written instructions provided by the Sellers' Representatives, the aggregate amount of the Earn Out Escrow Amount to which the Sellers are entitled; and

               (iii) if the Sellers are not entitled to any of the Earn Out
          Escrow Amount, the Escrow Agent shall distribute the Earn Out Escrow
          Amount to the Purchaser.

Purchaser hereby covenants and agrees that it shall cause the Company, as sponsor of the SERP, or the "Plan Administrator" of the SERP to promptly credit to the "Corporation Discretionary Contribution Accounts" of the individuals set forth on Schedule 2.07(c) hereto with the percentage set forth opposite each such individual's name on Schedule 2.07(c). Amounts

                                      -22-

credited pursuant to the foregoing sentence shall be treated for purposes of the
SERP as "Annual Corporation Discretionary Contributions."

     (d) Purchaser and the Sellers (based on each Seller's Proportionate Share)
each shall bear one-half of the fees, costs and expenses of the accounting firm retained to resolve any objection under Section 2.07(a).

     (e) During the period beginning on the Closing Date and ending on the last day of the Earn-Out Test Period, Purchaser shall operate the Company and its
Subsidiaries in the ordinary course consistent with past practices and shall refrain from taking any action with the intent of reducing the Earn-Out EBITDA.

     2.08 Rollover. At the Closing, any Seller identified as an Exchanging
Seller on Exhibit A hereto (without giving effect to any amendment or supplement thereto that has not been consented to by the Sellers' Representatives), may, subject to the limitations contained herein, exchange the number of his, her or its shares of Class B Common Stock having an aggregate Per Share Purchase Price equal to such Seller's Rollover Amount; provided, that the membership interests of Holdco which each such Seller shall receive in exchange for such Seller's shares of Class B Common Stock shall be issued and sold to such Seller at the same price as the membership interests of Holdco acquired by Castle Harlan
Partners IV, L.P. or any Affiliate thereof. Any such Seller holding shares of
Class B Common Stock issued upon exercise of his or her Options that elects to exchange his or her shares of Class B Common Stock as described in the preceding sentence hereby acknowledges and agrees that he or she shall be an "Exchanging
Seller" and subject to and bound by all of the terms and provisions of this
Agreement applicable to "Exchanging Sellers" and the exchange of shares of Class
B Common Stock for membership interests in Holdco, including, but not limited to, the terms and provisions set forth in Sections 2.01, 2.03, 2.05 and Article
9.

     2.09 Use of Net Cash on Hand. The parties agree that, upon the request of
Purchaser, the Company shall use all but $250,000 of the Estimated Net Cash
Amount as of the Closing to pay a portion of the Preferred Redemption Price under Section 2.02. Nothing in this Section 2.09 shall limit in any way the
Company's rights to pay dividends or make other distributions to Sellers or cause the redemption of securities or the repayment of debt equal to all of the cash or cash equivalents in or generated by the Company or its Subsidiaries prior to Closing.

     2.10 Sale/Leaseback Escrow. (a) The parties agree that, after the Closing,
Purchaser or the Company shall, and shall be authorized to, instruct the Escrow
Agent to disburse the Special Sale/Leaseback Escrow Amount to the Company to pay
any income Taxes imposed on the Company (or any member of any Affiliated Group of which the Company is a member after the Closing) as a result of the
Sale/Leaseback Transaction ("Sale/Leaseback Taxes"). For the avoidance of doubt, only Taxes allocable to the Pre-Closing Tax Period shall be considered
Sale/Leaseback Taxes. Not more than three (3) Business Days prior to the due date of a Tax Return with respect to which Sale/Leaseback Taxes are due,
Purchaser or the Company shall submit a notice to the Escrow Agent of the amount of such Sale/Leaseback Taxes due. Purchaser or the Company shall instruct the
Escrow Agent to promptly, but subject to the terms of the Special Sale/Leaseback
Escrow Agreement, disburse an amount from the Special Sale/Leaseback Escrow
Amount equal to the amount of the Sale/Leaseback Taxes due (a

                                      -23-

"Sale/Leaseback Payment"). In the event any Sale/Leaseback Payment is to be made prior to the preparation of the Final Sale/Leaseback Schedule pursuant to
Section 2.10(b), then in determining the amount of Sale/Leaseback Taxes due pursuant to this Section 2.10(a), Purchaser shall, and shall cause the Company to take into account any current deduction or credit to which the Company or its
Subsidiaries is entitled with respect to the Pre-Closing Tax Period (including the expenses referenced in Section 6.06(b)(i) and Section 6.06(b)(ii) to the
extent such expenses may be properly taken into account in the determination of the amount of such Sale/Leaseback Taxes then due).

     (b) Within forty five (45) days after the Closing Date, Purchaser shall deliver to the Sellers' Representatives a schedule estimating the net amount of all unpaid (taking into account estimated Tax payments) Federal, state or local income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period
(taking into account, without limitation, all current expenses, deductions, credits, etc.) (such amount, the "Pre-Closing Tax Estimate", and such schedule, the "Sale/Leaseback Schedule"). If within thirty (30) days of receipt of the
Sale/Leaseback Schedule, the Sellers' Representatives notify Purchaser in writing that the Sellers' Representatives reasonably object to the amount of the
Pre-Closing Tax Estimate reflected on the Sale/Leaseback Schedule, the Sellers'
Representatives and Purchaser shall negotiate in good faith to resolve such dispute. If the Sellers' Representatives and Purchaser fail to resolve any such dispute within fifteen (15) days of Purchaser's receipt of the Sellers'
Representatives' notice, the parties shall submit the dispute for resolution to the Independent Accountants, which resolution shall be final and binding on both parties. Purchaser and the Sellers shall share the costs of the services of such accounting firm equally. Within five (5) Business Days of resolution of all disputes, a schedule reflecting the final resolution of the Pre-Closing Tax
Estimate (the "Final Sale/Leaseback Schedule") shall be prepared by Purchaser and the Sellers' Representatives. To the extent the Pre-Closing Tax Estimate reflected on the Final Sale/Leaseback Schedule is less than the Special
Sale/Leaseback Escrow Amount (reduced for any prior Sale/Leaseback Payment),
Purchaser or the Company shall instruct the Escrow Agent to promptly, subject to the terms of the Sale/Leaseback Escrow Agreement, disburse the amount of such difference to the Sellers' Representatives.

     (c) Purchaser agrees to issue quarterly a Written Direction (as defined in the Special Sale/Leaseback Escrow Agreement) to instruct the Escrow Agent to distribute to the Sellers' Representatives any income earned from the investment of the Special Sale/Leaseback Escrow Amount (less amounts already distributed to the Sellers' Representative pursuant to this sentence). The parties agree that, for tax reporting purposes, all taxable interest on or other income, if any, attributable to the Special Sale/Leaseback Escrow Amount shall be allocable to the Sellers in accordance with their Escrow Amount Pro Rata Percentages (as defined in the Special Sale/Leaseback Escrow Agreement).

     (d) Not later than thirty (30) days after the earlier to occur of (i) the filing of the last Federal, state or local income Tax Return for the taxable period in which the Sale/Leaseback Transaction occurred and (ii) October 15,
2006, Purchaser or the Company shall instruct the Escrow Agent to disburse any remaining amount held pursuant to the Special Sale/Leaseback Escrow Agreement to the Sellers' Representatives.

                                      -24-

     (e) The parties agree that no change shall be made to the Special
Sale/Leaseback Escrow Agreement without the prior written consent of the
Sellers' Representatives, which consent shall not be unreasonably withheld or delayed.
                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF SELLERS AND PREFERRED HOLDERS

     Except as disclosed in the disclosure memorandum (the "Disclosure
Memorandum") delivered at or prior to the date of this Agreement (it being understood that each schedule of the Disclosure Memorandum shall list all items applicable to such schedule, although the inadvertent omission of an item from a schedule shall not be a breach of this Agreement if such item is disclosed in another schedule of the Disclosure Memorandum so long as the relevance of such disclosure to such other schedule is reasonably apparent on the face of that disclosure), each Seller and each Preferred Holder, as to his, her or its self and not as to any other Seller or Preferred Holder, severally but not jointly, represents and warrants to Purchaser as follows:

     3.01 Ownership of Shares and Shares of Series A Preferred Stock. Such
Seller or such Preferred Holder, as applicable, is, or in the case of the additional shares of Series A Preferred Stock issued as pay-in-kind dividends or
Class B Common Stock issuable upon exercise of the Options will be, the owner, beneficially and of record, of the Shares or shares of Series A Preferred Stock, as applicable, listed next to such Seller's or such Preferred Holder's name on
Exhibit A attached hereto and such Shares and shares of Series A Preferred Stock are as of the date hereof, and as of the Closing will be, free and clear of any and all Liens. In the case of any Seller that is an individual, such Seller's
Shares are not subject to any spousal rights or similar restrictions or such
Seller's spouse has executed this Agreement, evidencing such spouse's consent to the execution, delivery and performance of this Agreement by such Seller and such spouse, as applicable.

     3.02 Authorization. Such Seller or such Preferred Holder, as applicable, has the requisite power and authority or legal capacity to execute and deliver this Agreement and each of the other Transaction Documents and to perform its obligations under this Agreement and each of the other Transaction Documents.
The execution, delivery and performance of this Agreement by such Seller or by such Preferred Holder, as applicable, has been duly and validly authorized by all necessary action of such Seller or such Preferred Holder and no additional authorization on the part of such Seller or such Preferred Holder is necessary in connection with the execution, delivery and performance by such Seller or such Preferred Holder of this Agreement, and the execution, delivery and performance of each of the other Transaction Documents by such Seller or by such
Preferred Holder, as applicable, will be duly and validly authorized by all necessary action of such Seller or such Preferred Holder.

     3.03 Binding Effect. This Agreement has been, and each of the other
Transaction Documents will be, duly executed and delivered by such Seller or such Preferred Holder, as applicable, and this Agreement is, and each of the other Transaction Documents will be, when executed and delivered, a legal, valid and binding obligation of such Seller or such Preferred Holder, enforceable against such Seller or such Preferred Holder in accordance with its terms,

                                      -25-

subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and to general principles of equity.

     3.04 No Violations. The execution, delivery and performance by such Seller or such Preferred Holder, as applicable, of this Agreement and the other
Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not and will not (a)
conflict with or violate any provision of the articles of incorporation, bylaws or other organizational documents of such Seller or such Preferred Holder, (b)
subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Seller or such Preferred Holder under any Contract to which such Seller or Preferred Holder is a party or to which any of its assets or properties is subject or (c) subject to obtaining the
Required Consents, violate or result in a breach of, or constitute a default under, any Law or Judgment applicable to such Seller or such Preferred Holder or by which such Seller or Preferred Holder or any of its assets or properties is bound or affected, except, in the cases of clauses (b) and (c), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not reasonably be expected to materially impair such Seller's or such Preferred Holder's ability to effect the
Closing.

     3.05 Consents and Approvals. Except as required by the HSR Act and any similar Laws (together with the Consents, notices and filings referred to in
Section 4.06, Section 5.05 and Schedules 4.06 of the Disclosure Memorandum, the
"Required Consents"), no Consent is required to be obtained by such Seller or
Preferred Holder from, and no notice or filing is required to be given by such
Seller or Preferred Holder to, or made by such Seller or such Preferred Holder with, any Federal, state, local, foreign or other Governmental Authority or other Person in connection with the execution, delivery and performance by the
Sellers of this Agreement or the other Transaction Documents, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to materially impair such Seller's or such Preferred Holder's ability to effect the
Closing.

     3.06 Litigation. There is no Proceeding or any outstanding Judgment
(whether at Law or equity) before or by any Governmental Authority, pending or, to the knowledge of such Seller or Preferred Holder, threatened against such
Seller or Preferred Holder, the outcome of which would be reasonably likely to adversely affect such Seller's or Preferred Holder's ability to perform its respective obligations under this Agreement or the other Transaction Documents.

     3.07 Brokers and Finders. No investment banker, broker, finder or other intermediary has been retained by or is entitled to any fee or commission from such Seller or Preferred Holder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Disclosure Memorandum (it being understood that each schedule of the Disclosure Memorandum shall list all items applicable to such schedule, although

                                      -26-

the inadvertent omission of an item from a schedule shall not be a breach of this Agreement if such item is disclosed in another section of the Disclosure
Memorandum so long as the relevance of such disclosure to such other schedule is reasonably apparent on the face of that disclosure), the Company represents and warrants to Purchaser as follows:

     4.01 Organization. The Company and its Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation and have full corporate power and authority to conduct their business as it is now being conducted and to own, lease and operate their properties where now conducted, owned, leased or operated. The
Company and its Subsidiaries are duly licensed or qualified to do business and are in good standing as foreign corporations in each jurisdiction where such license or qualification is required to carry on their business as now conducted, except where the failure to be so qualified or licensed or in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     4.02 Capitalization. The authorized capital stock of the Company consists of 515,000 shares, consisting of (i) 500,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated Series A Preferred
Stock, (ii) 5,000 shares of Class A Common Stock, (iii) 5,000 shares of Class B
Common Stock, and (iv) 5,000 shares of Class C Common Stock. As of July 10,
2005, there were 77,585 shares of Series A Preferred Stock issued and outstanding and, as of the Closing Date, there will be an additional number of shares of Series A Preferred Stock issued and outstanding to the Preferred
Holders in accordance with the terms of the certificate of incorporation of the
Company as in effect on the date hereof, the exact number of which shall be disclosed to Purchaser within two (2) Business Days prior to the Closing Date.
As of the date hereof, there is one (1) share of Class A Common Stock issued and outstanding and, as of the Closing Date, there will be one (1) share of Class A
Common Stock issued and outstanding. As of the date hereof, there are 699 shares of Class B Common Stock issued and outstanding and, as of the Closing Date after exercise of the Options, there will be an additional number of shares of Class B
Common Stock issued and outstanding to the Sellers who hold Options as of the date hereof, the exact number of which shall be disclosed to Purchaser within two (2) Business Days prior to the Closing Date. As of the date hereof, there are 300 shares of Class C Common Stock issued and outstanding and, as of the
Closing Date, there will be 300 shares of Class C Common Stock issued and outstanding. All of such issued and outstanding shares of Series A Preferred
Stock are (or will be in the case of shares of Series A Preferred Stock to be issued as pay-in-kind dividends) held beneficially and of record by the
Preferred Holders, and all of such issued and outstanding Shares are (or will be in the case of the shares of Class B Common Stock to be issued upon exercise of the Options) held beneficially and of record by the Sellers. As of the date hereof, there are outstanding Options to purchase 64.9121 shares of Class B
Common Stock. All of the issued and outstanding shares of Series A Preferred
Stock and all of the issued and outstanding Shares have been (or will be in the case of (x) the shares of Class B Common Stock to be issued upon exercise of the
Options and (y) the shares of Series A Preferred Stock to be issued as pay-in-kind dividends) duly authorized and are validly issued, fully paid and nonassessable, free of all preemptive or similar rights. Except for the Options and the shares of Series A Preferred Stock to be issued as pay-in-kind dividends, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any Subsidiaries to issue, sell or otherwise cause to become outstanding any of its

                                      -27-

Shares or shares of Series A Preferred Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or its Subsidiaries. All Options have been duly awarded, granted and authorized by and on behalf of the Company in accordance with the terms of the Stock Option Plan and have been validly issued in accordance with applicable Laws.

     4.03 Authorization. The transactions contemplated by this Agreement have been and the transaction contemplated by the other Transaction Documents will be approved by all necessary corporate action of the Company, including approval of the transactions contemplated by this Agreement by the Company's stockholders.
No additional authorization on the part of the Company is necessary in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement.

     4.04 Subsidiaries; Investments in Other Entities. Schedule 4.04 of the
Disclosure Memorandum contains a true and complete list of all Subsidiaries of the Company. The Company has no Subsidiaries and does not own, directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other Person. Schedule 4.04 accurately sets forth the authorized capital stock or membership interests and the issued and outstanding shares of capital stock of each Subsidiary as of the date hereof. The Company owns all of the issued and outstanding shares of capital stock or membership interests of each of its Subsidiaries free and clear of all Liens except for Liens that are to be discharged at the Closing, all such shares are validly issued, fully paid and nonassessable, and there are no outstanding subscriptions, options, warrants, convertible securities, commitments or demands of any character, preemptive or otherwise, relating to any of the stock or other securities of the
Subsidiaries of the Company.

     4.05 No Violations. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction
Documents do not and will not (1) conflict with or violate any provision of the certificate of incorporation, by-laws or other organizational documents of the
Company or any of its Subsidiaries, (2) subject to obtaining the Required
Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Company or any of its Subsidiaries under, any Material Contract, (3) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under, any Law or Judgment applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their assets or properties is bound or affected, (4) result in the imposition or creation of any Liens upon or with respect to any of the assets owned or used by the Company or its Subsidiaries, or (5) cause the suspension or revocation of any Permit necessary for the Company or any of its Subsidiaries to conduct the
Business as currently conducted, except, in the cases of clauses (3) and (5), for any conflict, breach, default, termination, cancellation, acceleration, imposition, creation, suspension or revocation which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse
Effect.

                                      -28-

     4.06 Consents and Approvals. Except as required by the HSR Act and any similar Laws, no Consent is required to be obtained by the Company from, and no notice or filing is required to be given by the Company to, or made by the
Company with, any Federal, state, local, foreign or other Governmental Authority or other Person in connection with the execution, delivery and performance by the Sellers or the Company of this Agreement or the other Transaction Documents, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Business or adversely affect the ability of the Company or the Sellers to consummate the transactions contemplated hereby and by the other Transaction Documents.

     4.07 Financial Statements. (a) Set forth on Schedule 4.07(a) of the
Disclosure Memorandum are the following financial statements (collectively, the
"Company Financial Statements"): (i) the audited consolidated balance sheet and statements of income, stockholders' equity and cash flow as of and for the year ended December 26, 2004 and December 28, 2003 for the Company, and (ii) the
unaudited consolidated balance sheet and statements of income, stockholders'
equity and cash flow (the "Most Recent Company Financial Statements") as of and
for the quarter ended July 10, 2005 (the "Most Recent Fiscal Quarter") for the
Company.

     (b) Set forth on Schedule 4.07(b) of the Disclosure Memorandum are the
following financial statements (collectively, the "TRC Financial Statements";
and together with the Company Financial Statements, the "Financial Statements"):
(i) the audited consolidated balance sheet and statements of income, stockholders' equity and cash flow as of and for the year ended December 26,
2004, December 28, 2003 and December 29, 2002, but excluding the audited consolidated balance sheet as of December 29, 2002, for TRC, and (ii) the unaudited consolidated balance sheet and statements of income, stockholders'
equity and cash flow (the "Most Recent TRC Financial Statements"; and together with the Most Recent Company Financial Statements, the "Most Recent Financial
Statements") as of and for the Most Recent Fiscal Quarter for TRC.

     (c) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods to which they relate and present fairly the financial condition of the Company and TRC, respectively, as of such dates and the results of operations, stockholder's equity and cash flow of the Company and TRC, respectively and in each case on a consolidated basis, for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments that, to the Knowledge of the
Company, will not be material in nature or amount, and lack of footnotes and other presentation items. The Company has made available to Purchaser copies of all letters from the auditors of the Company and TRC to their respective board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

     4.08 Absence of Change. Except to the extent arising out of or relating to the transactions contemplated by this Agreement, since December 26, 2004, (1)
the Company has been operated in the ordinary course in a manner consistent with past practice, (2) there has not been any Material Adverse Change, and (3) no action has been taken that would be prohibited by

                                      -29-

Sections 6.01(b), (e), (f), (g), (h), (l), (m), (n) or (o) to the extent related to any of the foregoing subsections) if taken between the date hereof and the
Closing.

     4.09 Real Property and Facilities. (a) Schedule 4.09(a) of the Disclosure
Memorandum lists all real property owned by the Company or any of its
Subsidiaries (the "Owned Real Property"). To the Knowledge of the Company, the
Company or one of its Subsidiaries has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted
Liens. To the Knowledge of the Company there are no
outstanding purchase options or rights of first refusal to purchase or any contracts for the purchase and sale of all or any portion of any of the Owned
Real Property or any interest therein.

     (b) Schedule 4.09(b) of the Disclosure Memorandum lists all of the real property leased or subleased to or by the Company or any of its Subsidiaries
(the "Leased Real Property"). Each Leased Real Property is leased or subleased by or to the Company or one of its Subsidiaries pursuant to a written lease, sublease or other agreement (each a "Real Property Lease" and collectively, the
"Real Property Leases"). The Company has provided or made available to Purchaser true, correct and complete copies of all of the Real Property Leases to which the Company or any of its Subsidiaries is a party, whether as lessor or lessee.
Except as disclosed on Schedule 4.09(b) of the Disclosure Memorandum, with respect to each Real Property Lease, neither the Company nor any of its
Subsidiaries has assigned any Real Property Lease or subleased all or any portion of the premises demised under any Real Property Lease.

     (c) With respect to each Real Property Lease, (1) to the Knowledge of the
Company, each Real Property Lease is in full force and effect, (2) to the
Knowledge of the Company, neither the Company nor any of its Subsidiaries has received or given a written notice of default under any of the Real Property
Leases, other than notices with respect to defaults which have either been cured or waived or with respect to defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (3)
except with respect to Store No. 8330 (Orlando, Florida), to the Knowledge of
the Company, there are no leasing brokerage commissions due and owing (or unpaid installment thereof) with respect to the Real Property, (4) Schedule 4.09(c) of the Disclosure Memorandum sets forth all of the security deposits, collateral accounts, escrows or similar security amounts (collectively, "Security
Deposits") being held by or on behalf of the respective landlords for each of the Real Property Leases, and (5) there are no Security Deposits held by or on behalf of the Company or its Subsidiaries.

     (d) (1) To the Knowledge of the Company, neither the Company nor any of its
Subsidiaries has received written notice that any Real Property or the Facility located thereon is in violation of any Laws applicable to or affecting any such
Real Property or Facility, other than notices with respect to violations which have been cured or with respect to violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse
Effect, (2) to the Knowledge of the Company, neither the Company or any of its
Subsidiaries nor the Sellers have received any written notice, demand or request from any insurance company, board of fire underwriters (or organizations exercising functions similar thereto), Governmental Authority or other Person requesting or requiring the performance of any material work or alteration to any Real Property or any Facility located thereon other than notices with respect to matters which have been cured or with respect to matters which,

                                      -30-

individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (3) to the Knowledge of the Company, the Real
Property and each Facility located thereon, and the use and occupancy thereof by the Company and/or any of its Subsidiaries, complies in all material respects with all Laws, except in each case for such violations or failures to comply which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (4) to the Knowledge of the Company,
each Facility located on the Real Properties is in a condition such that it can reasonably be used and occupied for its intended purpose (including the condition and availability of utilities required for the use and operation of same), except for such matters which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     (e) To the Knowledge of the Company, there are no condemnation or eminent domain proceedings or proceedings of any other kind whatsoever for the taking of the whole or any part any of the Real Property for public or quasi-public use pending, nor, to the Knowledge of the Company, are any such proceedings threatened against any of the Real Property, except with respect to the Real
Property located in Coralville, Iowa (Store No. 1014), Liberty, Missouri (Store
No. 1112) and Blaine, Minnesota (Store No. 1097).

     (f) For purposes this Section 4.09, the term Real Property Leases shall be deemed to include the Sale/Leaseback Leases as defined in Section 4.32.

     4.10 Legal Matters. (a) There are no Proceedings pending or, to the
Knowledge of the Company, threatened, involving the Company or any of its
Subsidiaries, their respective assets, businesses or operations that would reasonably be expected to result in damages against the Company or any of its
Subsidiaries or costs of defense in excess of $100,000, or impose any non-monetary obligation on the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect or to materially impair
Sellers' ability to effect the Closing.

     (b) Neither the Company nor any of its Subsidiaries is subject to any
Judgment subjecting the Company or any such Subsidiary to ongoing material obligations or material liabilities.

     4.11 Compliance With Applicable Law. Neither the Company nor any of its
Subsidiaries has, since January 1, 2000, been charged with any violation of Law, and since January 1, 2000 the Company and its Subsidiaries have been complying with all applicable Laws and Judgments, except in each case for such violations or failures to comply which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     4.12 Permits. (a) Schedule 4.12(a) of the Disclosure Memorandum sets forth each material Permit affecting, or relating to, the Business. Such material
Permits are valid and in full force and effect and none of the material Permits will, assuming the related Required Consents have been obtained, be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. The Company and its Subsidiaries have all material Permits required to conduct their business as currently conducted and the Company and its Subsidiaries are operating their businesses pursuant to and in compliance in all material respects with the terms of all such Permits.

                                      -31-

     (b) Schedule 4.12(b) of the Disclosure Memorandum sets forth a complete and correct list of all liquor licenses (including, without limitation, beer and wine licenses) held or used by the Company and its Subsidiaries (collectively, the "Liquor Licenses") in connection with the operation of each Restaurant operated by the Company and its Subsidiaries.

     4.13 Environmental Matters. (i) The Company, its Subsidiaries and all of
the Company's and its Subsidiaries' operations are in compliance with all
Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, (ii) none of the Company nor any of its Subsidiaries nor their respective predecessors in interest used, Released or disposed of any Hazardous Substance in any manner that could reasonably be expected to require Cleanup under Environmental Laws, except for such Cleanup as would not reasonably be expected to have a Material Adverse Effect, (iii) the
Company and its Subsidiaries have obtained and are in compliance with all necessary Permits that are required under Environmental Laws to operate the facilities, assets and business of the Company and its Subsidiaries, except where the failure to obtain such Permit or such failure to comply would not reasonably be expected to have a Material Adverse Effect, (iv) to the Knowledge of the Company, there has been no Release that would reasonably be expected to result in a Cleanup at any of the properties currently owned or operated or formerly owned or operated (provided such Release occurred during the time the
Company or its Subsidiaries owned or operated such property) by the Company, its
Subsidiaries or a predecessor in interest, or to the Knowledge of the Company, at any disposal or treatment facility which received Hazardous Materials generated by the Company, its Subsidiaries or any predecessor in interest, (v)
no Environmental Claims have been asserted or are pending against the Company or its Subsidiaries, nor does the Company have Knowledge of any threatened
Environmental Claim against the Company, its Subsidiaries or any predecessor in interest, and (vi) to the Knowledge of the Company, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Company, its Subsidiaries or any predecessor in interest.

     4.14 Brokers and Finders. Other than Piper Jaffray & Co., no investment banker, broker, finder or other intermediary (a) has been retained by, (b) is authorized to act on behalf of or (c) is entitled to any fee or commission from the Company or any Affiliate of the Company in connection with the transactions contemplated by this Agreement. As of the Closing, assuming payment at Closing of the fees and expenses due to Piper Jaffray & Co. as a result of the transactions contemplated hereby, there shall be no further obligation to Piper
Jaffray & Co. by the Company or any of its Subsidiaries, other than indemnification obligations under the engagement letter with Piper Jaffray & Co.

     4.15 Material Contracts. (a) Schedule 4.15(a) of the Disclosure Memorandum
lists or, if not in writing, describes in reasonable detail, all Contracts relating to the Business and not fully performed to which the Company or any of its Subsidiaries is party or by which the assets or properties of the Company or any of its Subsidiaries is bound, except those Contracts (i) entered into in the ordinary course of business and which may be terminated by the Company or any of its Subsidiaries with not more than 3 months notice and without any payment or penalty associated with such termination, (ii) for the purchase by any of them of any materials, supplies, equipment or services for not more than $250,000 per year, (iii) for the sale of any product or service for not more than $250,000 per year, (iv) for the purchase or improvement of any fixed or capital assets for not more than $250,000, (v) for the sale of any fixed or capital assets for not

                                      -32-

more than $250,000 as to any individual or series of related items, (vi) listed on Schedule 4.18 of the Disclosure Memorandum as a Plan, (vii) required to be listed in any other Section of the Disclosure Memorandum, (viii) entered into after the date hereof and prior to the Closing Date, to the extent permitted under Section 6.01, (ix) entered into between the Company or any of its
Subsidiaries, on the one hand, and Purchaser or any of its Affiliates, on the other hand, and (ix) not otherwise required to be listed in any other Section of the Disclosure Memorandum and obligating the Company or any of its Subsidiaries to pay not more than $250,000 in remaining payment obligations and containing no material non-monetary obligations of, or restrictions applicable to the Company or any of its Subsidiaries (collectively, the "Material Contracts").

     (b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws relating to or affecting creditors' rights generally, and the exercise of judicial discretion in accordance with general equitable principles, and is in full force and effect, and (ii) neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach thereof or material default thereunder and, to the
Knowledge of the Company, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default, except in each case for such breaches or defaults that have been cured or waived.

     (c) True and complete copies of all Material Contracts required to be listed on Schedule 4.15(a) of the Disclosure Memorandum have been made available to Purchaser. To the Knowledge of the Company, no party with whom the Company or any of its Subsidiaries has entered into any Contract required to be listed on
Schedule 4.15(a) of the Disclosure Memorandum has given notice of its intention to terminate, or to repudiate or disclaim, such Contract.

     4.16 Intellectual Property. (a) Schedule 4.16(a) of the Disclosure
Memorandum sets forth a true, correct, and complete list of all (i) U.S. and foreign Registered or material Owned Intellectual Property, (ii) material
Computer Hardware and material Computer Software, (iii) material Intellectual
Property Contracts, and (iv) material Information Technology Contracts.

     (b) All Owned Intellectual Property that is Registered or material is subsisting and, to the Knowledge of the Company, valid and enforceable. No such
Owned Intellectual Property is subject to any outstanding order, Judgment or decree materially restricting its use or materially adversely affecting or reflecting the Company's or any of its Subsidiaries' rights thereto. The Company or one of its Subsidiaries owns, or has a valid right to use, free and clear of all Liens (except for Permitted Liens), all material Intellectual Property used in the Business, including without limitation, the following trademarks and service marks: PERKINS and FOXTAIL FOODS.

     (c) There is no Proceeding pending or threatened in writing against the
Company or any of its Subsidiaries which relates to (i) the use of any of the
Business Intellectual Property by the Company or any of its Subsidiaries, or the
validity or enforceability of the Owned Intellectual Property or the rights of the Company or any of its Subsidiaries in the Business Intellectual Property
(and, to the Knowledge of the Company, there is no valid basis for any such claim,

                                      -33-

except for such claims which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (ii) any Intellectual
Property Contract, or (iii) any Information Technology Contract, including in the cases of (ii) and (iii), any Proceeding concerning a claim or position that the Company, any of its Subsidiaries or another party thereto has breached any
Intellectual Property Contract or Information Technology Contract or that any
Intellectual Property Contract or Information Technology Contract is invalid or unenforceable. The Company and each of its Subsidiaries are in material compliance with all material terms of all material Intellectual Property
Contracts and all material Information Technology Contracts. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company or any of the Company's Subsidiaries under any material Intellectual Property
Contract or any material Information Technology Contract. No party to any material Intellectual Property Contract or any material Information Technology
Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate or fail to renew any material Intellectual
Property Contract or any material Information Technology Contract.

     (d) To the Knowledge of the Company, there is no infringement or improper use by any Person of the Owned Intellectual Property, and no such claims have been asserted or threatened against any Person by the Company or any of its
Subsidiaries in the past three (3) years.

     (e) The Business Intellectual Property includes all Intellectual Property that is necessary for the Business as currently conducted. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership of, or the right of the Company or any of its Subsidiaries to use, any of the material Business Intellectual Property or any material component thereof.

     (f) The Company and/or one or more of its Subsidiaries is the owner or licensee of all Intellectual Property associated with or embodied by the PRISM information technology system. To the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, no Person (other than the Company, its Subsidiaries, their Franchisees, the licensors of any
Licensed Intellectual Property or licensees of any Owned Intellectual Property)
has any rights in or to any Intellectual Property of the Company or its
Subsidiaries.

     (g) The Company or one of its Subsidiaries is the owner (or applicant, as applicable) of record in the United States Patent and Trademark Office, the
United States Copyright Office and corresponding state and foreign offices, as applicable, of all Owned Intellectual Property that is Registered.

     (h) Schedule 4.16(a) of the Disclosure Memorandum indicates which material
Computer Software is owned by the Company or one of its Subsidiaries and which material Computer Software is the subject of an Information Technology Contract.
The Computer Hardware and Computer Software are adequate for the operation of the Business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. All of the Computer Software, Computer Hardware and Data is either owned solely and exclusively by the Company or one of its Subsidiaries, as applicable, free and

                                      -34-

clear of all Liens (except for Permitted Liens) or is used by or on behalf of the Company or one of its Subsidiaries pursuant to a valid and enforceable
Intellectual Property Contract or Information Technology Contract, except as would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect. The Computer Hardware and the Computer Software are in
good working condition (normal wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect. There has not been any material malfunction with respect to any of the Computer Hardware or the Computer Software since January 1, 2002 that has not been remedied or replaced in all material respects.

     4.17 Taxes. (a) All material federal, state and foreign Tax Returns have been or will be filed for the Company and all of its Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Code) or consolidated, combined or unitary group (under state or local Tax law) of which the Company or any Subsidiary is or has been a member (but, in the case of any such group of which the Company or any of its Subsidiaries has been but is no longer a member, only with respect to periods in which the Company or any such
Subsidiary was a member) (each, an "Affiliated Group") in respect of Taxes as required by all applicable laws for all periods through and including the
Closing Date. All Taxes required to be paid with respect to such Tax Returns have been timely paid. Each such Tax Return and filing is true, correct and complete in all material respects.

     (b) There is no investigation, examination, audit or written inquiry by any
Governmental Authority presently pending with regard to any Taxes of the Company or its Subsidiaries or for which the Company or any of its Subsidiaries could be severally liable under Treasury Regulations Section 1.1502-6 or any comparable state, local or foreign Tax provisions.

     (c) All material Taxes which the Company or its Subsidiaries are required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper
Governmental Authorities or are held in separate bank accounts for such purpose.
Set forth on Schedule 4.17 of the Disclosure Memorandum is a list of all TRAC agreements to which the Company or any of its Subsidiaries is a party.

     (d) In the past five years, neither the Company nor its Subsidiaries have been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section
355.

     (e) In the past six years, the Company and each of its Subsidiaries has been included only in the combined, consolidated or unitary groups for state, federal and local income Tax purposes described in Schedule 4.17 hereto.

     (f) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax
Returns of the Company, any of its Subsidiaries or any Affiliated Group.

                                      -35-

     (g) Neither the Company nor any of its Subsidiaries is a party to any agreement or understanding providing for the allocation or sharing of Taxes other than with respect to each other.

     (h) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its
Subsidiaries and to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

     (i) Neither the Company nor any of its Subsidiaries is party to, or subject to, any Plan, agreement or understanding that could reasonably be expected to require it to pay any amount that would not be deductible under Section 280G or
162(m) of the Code.

     (j) Neither the Company nor any of its Subsidiaries has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local Tax statutes.

     (k) Set forth on Schedule 4.17 of the Disclosure Memorandum is a list of all federal income Tax audits that have ended within three years of the date of this Agreement that have been completed by the IRS.

     (l) No property of the Company or any of its Subsidiaries is "Tax exempt use property" within the meaning of Section 168(h) of the Code, and neither the
Company nor any of its Subsidiaries is a party to any lease made pursuant to
Section 168(f)(8) of the Code.

     (m) No current Liens (other than Permitted Liens) have been filed with respect to any Taxes of the Company, any Subsidiary or any Affiliated Group.

     4.18 Employee Matters. (a) Schedule 4.18(a) of the Disclosure Memorandum
sets forth a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA and whether or not written (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) that the Company and its Subsidiaries maintain, are party to, participate in or have any liability with respect to any current or former employee, consultant or director of the Company or its Subsidiaries, other than a Multiemployer Plan (collectively, the "Plans"). The Company has made available to Purchaser true and complete copies of each Plan or written summaries of any unwritten material Plan and, to the extent applicable, (i) the summary plan description, (ii) the most recent determination letter received from the
Internal Revenue Service; (iii) the most recent Form 5500 Annual Report with respect to each Plan and (iv) any related trust agreement or other funding instrument.

     (b) Each Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Laws applicable to such Plan, including the Code. No notice has been issued by any Governmental Authority questioning or challenging such compliance. Each Plan which is intended to be qualified within the meaning of Section 401(a) of

                                      -36-

the Code has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

     (c) No event has occurred and no condition exists that would subject the
Company or its Subsidiaries, by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c),
(m) or (o) of the Code), to any tax, fine, lien or penalty imposed by ERISA or
Chapters 43, 47, 68 or 100 of the Code that would reasonably be expected to result in a Material Adverse Effect.

     (d) Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code. No Plan is subject to Title IV of
ERISA and neither the Company, its Subsidiaries nor any member of their
Controlled Group any liability or obligation in respect of any such plan.

     (e) With respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and no facts or circumstances exist that could give rise to any such actions, suits or claims, in each case, that would reasonably be expected to result in a
Material Adverse Effect. No Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this
Agreement, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans.

     (f) Neither the Company nor any of its Subsidiaries nor any member of their
Controlled Group has or had any liability or obligation in respect of a
Multiemployer Plan.

     4.19 Franchise Agreements (a) Schedule 4.19(a) sets forth a list of all franchise and license agreements pursuant to which Franchisees operate individual Restaurants (the "Franchise Agreements"), indicating with respect to each Franchise Agreement: (i) the name of the franchisee or licensee, (ii) the commencement and termination dates, (iii) the remaining renewal rights, (iv) the territorial protection, (v) the royalty fee percentage, and (vi) the advertising fee percentage. Schedule 4.19(a) also sets forth each development agreement for
Franchised Restaurants currently in effect, and any written amendments or modifications thereto (collectively, the "Development Agreements"), indicating with respect to each Development Agreement: (v) the name of the developer, (w)
the commencement and termination dates, (x) the territory involved and whether the territory is exclusive, (y) the number of Franchised Restaurants intended to be developed and the agreed on development schedule, and (z) the number of
Franchised Restaurants actually developed to date and the date that each
Franchised Restaurant commenced operations. True and complete copies of all of the Franchise Agreements and Development Agreements listed on Schedule 4.19(a)
of the Disclosure Memorandum have been made available to Purchaser.

                                      -37-

     (b) Schedule 4.19(b) sets forth a true and complete list of the following:

               (i) each Franchisee, or other Person that (1) is in material default with respect to the payment of any material financial obligation required under any Franchise Agreement or Development
          Agreement; (2) to the Knowledge of the Company, is the subject of a case under any bankruptcy, insolvency, receivership or similar case or
          Proceeding under Law; or (3) to Knowledge of the Company, is otherwise in material violation of or material default under any of the material terms of its Franchise Agreement or Development Agreement. Schedule
          4.19(b) of the Disclosure Memorandum further specifies, with respect to each Franchisee or other Person that is, to the Knowledge of the
          Company, in material default under a Franchise Agreement or
          Development Agreement, the date and contents of each relevant default and/or termination notice sent since January 1, 2003, and the status of such material default or termination notice;

               (ii) each default by the Company or any of its Subsidiaries under the terms of any Franchise Agreement or Development Agreement, except for defaults that would not would not reasonably be expected to result in a Material Adverse Effect;

               (iii) each waiver by the Company or any of its Subsidiaries of material rights or material performance obligations under any
          Franchise Agreement or Development Agreement, except for waivers that would not reasonably be expected to result in a Material Adverse
          Effect;

               (iv) each material oral franchise, license or development
          agreement entered into by the Company or any of its Subsidiaries that is in effect and pursuant to which a Franchisee currently is operating a Franchised Restaurant; and

               (v) each material oral modification to any Franchise Agreement or
          Development Agreement that has been accepted by Seller and is currently is in effect.

     (c) Except as may be granted by operation of Law or pursuant to the terms of any Franchise Agreement or Development Agreement, no Franchisee has a
protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the "Territorial
Rights") with the Company or any of its Subsidiaries pursuant to which (i) the
Company or such Subsidiary is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business;
or (ii) the Franchisee is granted rights for the acquisition of additional
Franchises or expansion of the Franchisee's territory. No Franchisee's
Territorial Rights conflict with the Territorial Rights of any other Franchisee.
To the extent the Company or any of its Subsidiaries has granted any such
Territorial Rights (whether disclosed or required to be disclosed herein), the
Company and such Subsidiary have not violated the Territorial Rights of any
Franchisee. Neither the Company nor

                                      -38-

any of its Subsidiaries has any written policies or procedures which in any way restrict or limit the Company's or such Subsidiary's right to own or operate, or license others to own or operate, any business in any geographic location.
Schedule 4.19(c) of the Disclosure Schedule sets forth a list of all agreements pursuant to which (i) the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business, including a full description of the nature, extent and duration of the restriction(s) and/or (ii) the Franchisee is granted rights for the acquisition of additional Franchises or expansion of the Territorial Rights (if any), including a brief and accurate description of the nature, extent and duration of such rights.

     (d) Except in each case as would not reasonably be expected to have a
Material Adverse Effect, (i) no franchise or franchise-related litigation of any type or nature whatsoever is pending; (ii) neither the Company nor any of its
Subsidiaries has any Knowledge of any oral or written Franchisee complaints, threats to initiate litigation, threats to file complaints with and Government
Authority and/or threats to otherwise complain of the Company or any of its
Subsidiaries in any respect; and, (iii) there are no current formal or informal complaints, inquiries, investigations, or judicial or administrative actions or proceedings, communicated or commenced (as the case may be) by any Governmental
Authority to or against the Company or any of its Subsidiaries regarding its offer and sale of franchises; the administration of its franchise network;
advancing or referring to any complaint received from any Franchisee; inquiring of or contesting any element of the Company's or any of its Subsidiaries'
franchise program or franchise relationships; and/or, otherwise related to the
Company's or any of its Subsidiaries' compliance with any franchise or non-franchise law, rule or regulation.

     (e) Except with respect to those Franchised Restaurants listed on Schedule
4.19(e) of the Disclosure Memorandum, the Company has a signed UFOC Item 23
"receipt" dated at least 10 Business Days prior to the date of execution of the applicable Franchise Agreement with the Company or any or its Subsidiaries.

     (f) The wholesale prices at which products are sold by the Company or any or its Subsidiaries to its Franchisees in each instance is less than or equal to
(i) the wholesale prices at which products are sold by any Subsidiary of the
Company to the Company, or vice versa, and (ii) the wholesale prices at which products are sold to third parties, including without limitation, supermarkets and bakery and food service distributors.

     4.20 Franchise Registrations. Schedule 4.20 of the Disclosure Memorandum
sets forth a true and complete list of (i) all jurisdictions, including without limitation, all states in the United States, provinces in Canada or other countries, in which the Company or any of its Subsidiaries is currently registered to sell franchises including the effective date of each such registration; (ii) all jurisdictions, including without limitation, all states in the United States and provinces in Canada, in which the Company or any of its
Subsidiaries is exempt from the registration provisions of such jurisdiction's franchise registration law; and, (iii) all jurisdictions, including without limitation, all states in the United States, in which the Company or any of its
Subsidiaries has a pending application for registration to sell franchises or for an exemption under such jurisdiction's franchise laws. All material franchise registrations remain in full force and effect and are not the subject of any existing or, to the Knowledge of the Company, threatened government or other action which would reasonably be expected to result in the

                                      -39-

termination, revocation, modification, suspension, conditioning or dissolution of any such material franchise registration. The jurisdictions in which the
Company and its Subsidiaries are to be registered immediately prior to Closing are the only jurisdictions in which they are required to be registered in light of the rights granted under the Franchise Agreements and Development Agreements.

     4.21 Restaurants. Schedule 4.21 sets forth a true and complete list of all restaurants owned, leased and/or operated by the Company, any of its
Subsidiaries or any Franchisee under the Company's Trademarks (each a
"Restaurant" and collectively, the "Restaurants").

     4.22 Insurance. (a) Schedule 4.22 of the Disclosure Memorandum lists each insurance policy of the Company or any of its Subsidiaries and each insurance policy acquired by or on behalf of the Company or any of its Subsidiaries to which any of their respective officers, directors or employees has been a party, a named insured, or otherwise is the beneficiary of coverage at any time with respect to claims that have occurred within the past two years ("Policies"). All such Policies are in full force and effect on the date hereof, and will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby, and all due premiums with respect thereto covering all periods up to and including the date hereof have been timely paid in full and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions thereof, except in each case as would not reasonably be expected to result in a Material Adverse Effect. No written notice of cancellation or termination has been received with respect to any such Policy and no such Policy is void or voidable.

     (b) No claim is outstanding under any of the Policies, and no claim is pending under any of the Policies relating to the Company and its Subsidiaries for which coverage has been questioned, denied or disputed by the underwriters under such Policies. All litigation covered by any of the Policies has been properly reported to and accepted by the applicable insurer.

     4.23 No Undisclosed Liabilities. Except for liabilities and obligations
(whether accrued, absolute, contingent, unasserted or otherwise) (a) incurred in the ordinary course of the business after December 24, 2004; (b) specifically disclosed, reflected or provided for in the Disclosure Memorandum or in the
Financial Statements; or (c) incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, since
December 24, 2004, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that (i) would be required to be reflected or provided for in a balance sheet of its business prepared in accordance with GAAP using the policies, procedures and methods used to prepare the Financial
Statements and (ii) exceed $100,000, individually or in the aggregate.

     4.24 SEC Documents. During the two (2) years prior to the date hereof, the
Company or its Subsidiaries has filed all reports, schedules, forms, statements, certifications and other documents required to be filed by the Company or any of its Subsidiaries with the United States Securities and Exchange Commission under the Securities Act and the Securities Exchange Act of 1934, as amended (the
"Exchange Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has made available to Purchaser or its representatives true, correct and complete copies

                                      -40-

of any SEC Documents that are not available on the EDGAR system. As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC
Documents, and none of the SEC Documents, at the time they were filed with the
SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

     4.25 Suppliers. Set forth on Schedule 4.25 of the Disclosure Memorandum is a true and correct list of the ten suppliers that accounted for the largest dollar volume of purchases by the Company and its Subsidiaries during each of the last two fiscal years (the "Material Suppliers"). No Material Supplier has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any of its
Subsidiaries during the twelve months immediately preceding the date hereof or has during the last twelve months materially decreased, or threatened to materially decrease or materially limit, its services, supplies or materials to the Company or any of its Subsidiaries. Neither the Company nor any of its
Subsidiaries has received any written notice during the twelve months immediately preceding the date hereof that any Material Supplier intends to cancel or otherwise materially modify its relationship with the Company or any of its Subsidiaries or to materially decrease or materially limit its services, supplies or materials to the Company or any of its Subsidiaries.

     4.26 Inventory. Except as set forth in Schedule 4.26 of the Disclosure
Memorandum and to the extent of inventory reserves reflected in the Financial
Statements, the inventories of the Company and its Subsidiaries are usable and salable in the ordinary course of business of the Company and its Subsidiaries.
The aggregate value at which the inventory, including the inventory reserves, is carried in the Financial Statements, and will be carried in the Closing Date
Balance Sheet and on the books of the Company as of the Closing Date, reflects and will reflect the normal and consistent inventory valuation method of the
Company of valuing inventory at the lower of cost or market, all in accordance with GAAP and includes appropriate allowances for obsolescence.

     4.27 Books and Records. The books, records (including accounting records)
and accounts of the Company and its Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects, have been maintained in accordance with sound business practices, including maintenance of an adequate system of internal controls, and accurately and fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of the Company and its Subsidiaries for the periods covered thereby. The Company and its Subsidiaries have not engaged in any transactions with respect to the Business, maintained any bank account or used any of the funds of the Company or its Subsidiaries in the conduct of the Business except for transactions, bank accounts and funds which are reflected in all material respects in the books and records of the Company and its Subsidiaries. All minutes, consents or other written records of meetings held of, and corporate, company or partnership action taken by, the equity holders, the Boards of Directors or other

                                      -41-

comparable governing body, and committees of the Board of Directors of the
Company and its Subsidiaries or other comparable governing body are contained in all material respects in the minute books of the Company and its Subsidiaries, as applicable.

     4.28 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is
a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining
agreements which pertain to the employment by the Company or its Subsidiaries of their respective employees.

     (b) No employees of the Company or any of its Subsidiaries, in their capacity as such, are represented by any labor organization; no labor organization or group of employees of the Company or any Subsidiary has made a pending demand in writing for recognition or certification to the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the
Knowledge of the Company, threatened, to be brought or filed with the National
Labor Relations Board or any other labor relations tribunal or authority relating to the Company or any of its Subsidiaries. To the Knowledge of the
Company, there are no organizing activities involving the Company or any of its
Subsidiaries pending with any labor organization or group of employees of the
Company or its Subsidiaries. There is no strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened, at any
Restaurant operated by the Company or any of its Subsidiaries.

     (c) There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its
Subsidiaries.

     (d) There are no material complaints, charges, or claims against the
Company or any Subsidiary pending, or to the Knowledge of the Company, threatened to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its
Subsidiaries.

     (e) There has been no event that has caused or required the Company or any of its Subsidiaries to issue a notice under the Worker Adjustment Retraining
Notification Act or any similar Law.

     4.29 Transactions with Related Persons. (a) Except for Contracts by and between the Company and its Subsidiaries, no Contract or transaction between the
Company or any of its Subsidiaries and (i) any director, officer, holder of equity interests in the Company, its Subsidiaries or any of their respective
Affiliates, or (ii) any relative or spouse (or relative of such spouse) of any such director, officer, equity holder or Affiliate (such persons in (i) and (ii)
being referred to herein as a "Related Party" or collectively as the "Related
Parties") has been entered into in the past three years.

     (b) No Related Party (other than the Institutional Investors and their
Affiliates) is a director or officer of, or has any direct or indirect interest in (other than the ownership of not

                                      -42-

more than 5% of the publicly traded shares of), any Person which is a supplier, vendor, landlord, sales agent or competitor of the Company or any of its
Subsidiaries.

     (c) No Related Party (other than the Institutional Investors and their
Affiliates) owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the Business.

     (d) Other than expense advance reimbursements not exceeding $25,000 in the aggregate, no Related Party owes any money or other amounts to, nor is any
Related Party owed any money or other amounts by, the Company or any of its
Subsidiaries;

     (e) Neither the Company nor any of its Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Related Party.

     (f) Neither the Company nor any of its Subsidiaries has made any loans, payments or transfers of the Company's or any of its Subsidiaries' assets to any
Related Party.

     4.30 Indebtedness. As of the date hereof, neither the Company nor any of its Subsidiaries has any Indebtedness. As of the Closing Date, the Company and
its Subsidiaries will have no Indebtedness, except as set forth in the certificate identifying the Estimated Closing Indebtedness pursuant to Section
2.06. Neither the Company nor any of its Subsidiaries has any letters of credit outstanding issued by or on behalf of any of them, whether or not drawn.

     4.31 Capital Expenditures. The Company and its Subsidiaries have made aggregate capital expenditures relating to maintenance during the period January
1, 2005 through July 31, 2005 in a manner consistent with prior practices of the
Company and its Subsidiaries.

     4.32 Sale/Leaseback Transaction. (a) In connection with the Sale/Leaseback
Transaction, the Company entered into a total of sixty seven (67) purchase agreements with certain subsidiaries of Trustreet Properties, Inc. (the
"Sale/Leaseback Purchase Agreements"). A true and complete list of the
Sale/Leaseback Purchase Agreements is set forth on Schedule 4.32(a) of the
Disclosure Memorandum. All obligations under the Sale/Leaseback Purchase
Agreements have been satisfied and there are no surviving liabilities or obligations in connection therewith, including, without limitation, any surviving indemnities or guaranties.

     (b) In connection with the Sale/Leaseback Transaction, the Company entered into a total of sixty seven (67) leases with certain subsidiaries of Trustreet
Properties, Inc. (the "Sale/Leaseback Leases"). A true and complete list of the
Sale/Leaseback Leases is set forth Schedule 4.32(b) of the Disclosure
Memorandum. For purposes of this Section 4.32, the Sale/Leaseback Leases shall be deemed Real Property Leases as defined in Section 4.09. Except for its respective leasehold interests in the Sale/Leaseback Leases, the Company does not own other real property interests in the properties subject to the
Sale/Leaseback Transaction.

     4.33 Disclaimer of Other Representations and Warranties. EXCEPT AS
EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS AND THE COMPANY MAKE NO
REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT
OF SELLERS, THE COMPANY, THE COMPANY'S SUBSIDIARIES OR ANY

                                      -43-

OF THE COMPANY'S OR ITS SUBSIDIARIES' ASSETS, LIABILITIES OR OPERATIONS,
INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE,
AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.
PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET
FORTH IN THIS AGREEMENT, PURCHASER IS PURCHASING THE SHARES ON AN "AS-IS,
WHERE-IS" BASIS.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as disclosed in the Disclosure Memorandum (it being understood that each schedule of the Disclosure Memorandum shall list all items applicable to such schedule, although the inadvertent omission of an item from a schedule shall not be a breach of this Agreement if such item is disclosed in another section of the Disclosure Memorandum so long as the relevance of such disclosure to such other schedule is reasonably apparent on the face of that disclosure),
Purchaser represents and warrants to Sellers, the Preferred Holders and the
Company as follows:

     5.01 Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.02 Authorization. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary corporate action of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance by
Purchaser of this Agreement.

     5.03 Binding Effect. This Agreement has been duly executed and delivered by
Purchaser and this Agreement is a legal, valid and binding obligation of
Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors'
rights generally and to general principles of equity.

     5.04 No Violations. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated by this
Agreement do not and will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or other organizational documents of
Purchaser, (b) subject to obtaining the Required Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under any contract or agreement to which Purchaser is a party or to which or any of its assets of properties is subject or (c) subject to obtaining the Required
Consents, violate or result in a breach of, or constitute a default under, any
Law or Judgment applicable to Purchaser or by which Purchaser or any of its assets or properties is bound or affected, except, in the cases of clauses (b)
and (c), for any conflict, breach, default, termination, cancellation, acceleration or violation which, individually or in the aggregate, would not materially impair Purchaser's ability to effect the Closing.

                                      -44-

     5.05 Consents and Approvals. Except as required by the HSR Act, no Consent is required to be obtained by Purchaser or any Affiliate of Purchaser from, and no notice or filing is required to be given by Purchaser or any Affiliate of
Purchaser to, or made by Purchaser or any Affiliate of Purchaser with, any
Federal, state, local, foreign or other Governmental Authority or other Person in connection with the execution, delivery and performance by Purchaser of this
Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, materially impair Purchaser's ability to effect the Closing.

     5.06 Brokers and Finders. In connection with this Agreement or the transactions contemplated hereby, Purchaser has not incurred any obligation to pay a brokerage, finder's or other fee or commission to any Person for which the
Sellers or the Preferred Holders will be responsible.

     5.07 Financing. Purchaser or an Affiliate of Purchaser has received (a) an executed commitment letter from Wachovia Bank, National Association, Wachovia
Capital Investments, Inc. and Wachovia Capital Markets, LLC committing, subject to the terms and conditions therein, to provide an aggregate of up to $215 million of debt financing to Purchaser (the "Debt Commitment Letter") and (b) an
executed commitment letter from Castle Harlan Partners IV, L.P., committing, subject to the terms and conditions therein, to provide equity financing of up to $65 million to Purchaser (the "Equity Commitment Letter"). True and correct copies of the Debt Commitment Letter and the Equity Commitment Letter are
attached hereto as Exhibit F. Assuming the financings contemplated by the Debt
Commitment Letter and the Equity Commitment Letter are consummated substantially in accordance with their terms and subject to Section 2.09, Purchaser will have sufficient funds to pay the Preferred Redemption Price and the Initial Common
Purchase Price, including the Escrowed Amounts, on the Closing Date.

     5.08 Litigation. There is no Proceeding pending or, to the knowledge of
Purchaser, threatened against Purchaser (a) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

     5.09 Investment Intent. Purchaser acknowledges that the Shares being purchased by Purchaser under this Agreement are not registered under the
Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under, or an exemption from, the
Securities Act. Purchaser is acquiring the Shares for its own account for investment and not with a view toward the sale or distribution of the Shares.
Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Shares and has the ability to bear the economic risks of such investment.

     5.10 Solvency. Purchaser is not now insolvent and will not be rendered insolvent by any of the transactions contemplated in this Agreement. As used in this Section 5.10, "insolvent" means that the sum of the debts and other probable liabilities of Purchaser exceeds the present fair saleable value of
Purchaser's assets. Immediately after giving effect to the

                                      -45-

consummation of the transactions contemplated hereby: (a) Purchaser will be able to pay its liabilities as they become due in the usual course of its business;
(b) Purchaser will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Purchaser will have assets (calculated at fair market value) that exceed its liabilities.

                                   ARTICLE VI
                                    COVENANTS

     6.01 Conduct of the Business Pending the Closing. During the period from the date of this Agreement to the Closing, except as otherwise expressly contemplated by this Agreement or as Purchaser shall otherwise consent in writing, the Company agrees to conduct its business and operations, and to cause the Company's Subsidiaries to conduct their business and operations, in the ordinary and usual course in a manner consistent with past practice, and use reasonable best efforts to: (1) preserve their properties, business, good will and relationships with customers, suppliers and other Persons having business dealings with the Company and its Subsidiaries, (2) maintain the books and records of the Company and its Subsidiaries in the regular manner, (3) perform in all material respects all of the Company's and its Subsidiaries' obligations under the Contracts, (4) make maintenance capital expenditures in a manner consistent with past practices and (5) cause the Company and its Subsidiaries to comply in all material respects with all applicable Laws (except to the extent any non-compliance is expressly described in the Disclosure Memorandum), all to the end that the business and operations of the Company and its Subsidiaries as going concerns shall not be materially impaired when transferred to Purchaser at the Closing. It is understood and agreed that Company and its Subsidiaries, up to and including the Closing, may pay dividends or make other distributions to
Sellers or cause the redemption of securities or the repayment of debt equal to all of the cash or cash equivalents in or generated by the Company or its
Subsidiaries; provided, that the Company shall retain the total cash proceeds, if any, from the sale of Store No. 8560 or Store No. 1023, to the extent occurring between the date hereof and the Closing Date. Prior to Closing, the
Company shall use its reasonable best efforts to cause any indebtedness owed to the Company by any Affiliate of the Company (other than any indebtedness owing by any Subsidiary of the Company to the Company or any other Subsidiary of the
Company) to be repaid. During the period from the date of this Agreement to the
Closing, except as otherwise expressly provided for in this Agreement or as
Purchaser shall otherwise consent in writing, the Company covenants and agrees that, other than as described on Schedule 6.01 of the Disclosure Memorandum, the
Company and its Subsidiaries shall not:

          (a) make any capital expenditure that has not been or will not be paid prior to Closing (or that will not be treated as a current liability in the determination of Working Capital), other than capital expenditures that do not exceed $50,000 individually or $200,000 in the aggregate and except as provided in the capital budget of the Company and its Subsidiaries for the fiscal year ending December 25, 2005 delivered to Purchaser;

          (b) dispose of any assets of the Company or its Subsidiaries
     (including real property) if the greater of the book value or the fair market value of such assets exceeds $50,000, individually, or $100,000 in the aggregate, or incur, create or assume any Lien on any individual capital asset of the Company or its Subsidiaries if the greater of the book value or the fair market value of such capital asset exceeds $50,000, individually, or $100,000 in the aggregate, other than Permitted Liens;

                                      -46-

          (c) enter into any Contract in excess of $250,000 ($500,000 in the case of Contracts relating to the purchase of commodities) or that has a term of, or requires the performance of any obligations by the Company or its Subsidiaries over a period in excess of, one year or that would otherwise constitute a Material Contract;

          (d) (i) enter into any new Contract that allows for the Company or its
     Subsidiaries to incur, guarantee or assume Indebtedness, (ii) make any loans, advances or capital contributions to, or investments in, any other
     Person, other than extensions of credit to officers and employees for customary travel, business or relocation expenses in the ordinary course of business consistent with past practices or (iii) incur, guarantee or assume
     Indebtedness, other than borrowings required to operate the Business under the Company's existing senior secured credit facility;

          (e) enter into any non-compete agreement or similar Contract that restricts the Business activities of the Company and its Subsidiaries;

          (f) except in the ordinary course of business consistent with past practice, or except as required by Law or the terms of any existing
     Contract, increase the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to, or other compensation or benefits of, any current or former employee, consultant or director of the Company or its Subsidiaries or enter into any Contract or other binding commitment in respect of any such increase, or amend, adopt or terminate any Plan covering current or former employees, consultants or directors of the Company or its Subsidiaries or enter into any negotiation in respect of or enter into any collective bargaining agreement covering employees of the Company or its Subsidiaries or grant any equity or equity based awards; provided, that such ordinary course increases shall not exceed $5,000 individually or $50,000 in the aggregate; and provided, further, that no increases shall be granted to the top five executive officers of the Company;

          (g) amend in any respect any Material Contract that would materially adversely affect the use and enjoyment of such Contract by Purchaser, or terminate any of the Material Contracts (except with respect to purchase orders or termination of Material Contracts caused by the termination or default of any party to such Contracts other than the Company or its
     Subsidiaries), or waive or cancel any debt or material right, claim or privilege arising under any Material Contract;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in, a substantial portion of the assets of, or by any other manner, any business or any Person or organization or division thereof;

          (i) dissolve or liquidate or otherwise reorganize or; adopt a plan of liquidation or approve resolutions providing for the liquidation, dissolution, merger, consolidation, or other reorganization of the Company or any of its Subsidiaries;

          (j) amend their certificates of incorporation or by-laws or other organizational documents;

                                      -47-

          (k) (i) authorize, issue, sell, purchase, encumber, assign, pledge or otherwise dispose of any shares of its capital stock or other securities, options, warrants, calls or other rights to acquire such stock or enter into any agreement obligating the Company or any Subsidiary to do any of the foregoing (other than with respect to stock dividends on shares of
     Series A Preferred Stock and issuance of shares of Class B Common Stock on exercise of Options); or (ii) reclassify, combine, split or subdivide any of their respective capital stock;

          (l) (i) change any of its accounting methods principles or practices, except as may be required by GAAP, or (ii) revalue any portion of its assets, properties or business, including any write-down of the value of any inventory in excess of $50,000 or any write-off of notes or accounts receivable in excess of $50,000, except as may be required by GAAP;

          (m) except in the ordinary course of business and consistent with past practice, engage in any transactions with any Related Party that is not terminable at will by the Company or its Subsidiaries, without notice, penalty or premium;

          (n) do anything (other than file bona fide claims) which would make a
     Policy void or voidable or might result in an increase in the premium payable under a Policy or prejudice the ability to effect equivalent insurance in the future, and the Company and its Subsidiaries shall continue each Policy;

          (o) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended
     Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action could reasonably be expected to have the effect of materially increasing the Tax liability of the Company, any
     Subsidiary of the Company, Purchaser or any Affiliate of Purchaser in any
     Post-Closing Tax Period;

          (p) except for any Proceedings that do not involve claims exceeding
     $100,000 or that are not reasonably expected to impair the operation of the
     Business, (i) start litigation or arbitration Proceedings or (ii)
     compromise, settle, release, discharge or compound litigation or arbitration Proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration Proceedings;

          (q) open or acquire any new Restaurant, develop or sell any new
     Franchised Restaurant, renew the rights of any Franchisee with respect to any existing Franchised Restaurant or amend or supplement its UFOC; or

          (r) authorize, agree or commit to do any of the foregoing.

     6.02 Access to Information. (a) The Company shall permit Purchaser and its representatives (including lenders, underwriters, financing institutions and their representatives) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to those premises, properties, personnel, books, records
(including Tax records), Contracts and documents of or pertaining to

                                      -48-

the Company and its Subsidiaries and to the officers and independent accountants and other representatives, agents and advisors of the Company and each
Subsidiary. The Company shall furnish, or cause to be furnished to Purchaser and its representatives any financial and operating data and other information that is available with respect to the business, assets and properties of the Company and each Subsidiary as Purchaser and its representatives (including lenders, underwriters, financing institutions and their representatives) shall from time to time reasonably request; provided, however, that prior to the expiration or termination of any waiting period under the HSR Act or other similar law applicable to the transactions contemplated by this Agreement, each party shall only be permitted such reasonable access which, in its discretion, after consultation with counsel, is appropriate during such review process. To the extent reasonably necessary in connection with the Sellers' ownership of the
Company, after the consummation of the transactions contemplated by this
Agreement, the Sellers shall have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or its Subsidiaries, to all Tax records of or pertaining to the Company or its
Subsidiaries.

     (b) No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify, alter or negate any obligation or liability of the parties with respect to any representation or warranty contained in the Agreement or in any exhibit, schedule or the other
Transaction Documents executed in connection with this Agreement, or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

     (c) The confidentiality of all such documents and information furnished to
Purchaser in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Agreement.

     6.03 Reasonable Best Efforts; Good Faith. Upon the terms and subject to the conditions of this Agreement, the Company, Sellers, Preferred Holders and
Purchaser shall cooperate and use their reasonable best efforts to fulfill the conditions precedent to the other parties' obligations under this Agreement, including securing as promptly as practicable all Required Consents. Without limiting the generality of the foregoing, the parties to this Agreement shall cooperate with one another: (i) in promptly, following execution of this
Agreement, seeking early termination of the waiting period under the HSR Act in accordance with the terms of the letter of intent among Castle Harlan Partner
IV, L.P., the Company, Donald N. Smith and The Donald N. Smith Living Trust,
dated August 16, 2005; (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any Contracts in connection with the transactions contemplated by this Agreement and (iii) in seeking timely to obtain any such actions, consents or waivers or to make any such filings; provided, that the phrase "reasonable efforts" for purposes of this subclause (ii) shall not be construed to require the Company, its
Subsidiaries, the Sellers, the Preferred Holders or Purchaser to pay or commit to pay any amount to, or incur any obligation in favor of, any Person (other than a Governmental Authority), to obtain any such consent or approval. In addition, Purchaser shall take such action (including divestitures or hold separate arrangements) as may be required by any Governmental Authority of competent jurisdiction in order to resolve with the minimum practicable delay any objections

                                      -49-

such authority may have to the transactions contemplated by this Agreement under applicable antitrust laws. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action according to Section 10.02.

     6.04 Public Announcements. The Company, Purchaser, Sellers, Sellers'
Representatives and Preferred Holders shall consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement. None of the Company, Purchaser, Sellers, Sellers' Representatives nor Preferred Holders
shall issue any such press release or make any such public statement without the prior written approval of Purchaser, Company and Sellers' Representatives except as may be required by Law or any securities exchange (or the National
Association of Securities Dealers) on which the securities of Sellers, Preferred
Holders, the Company, Purchaser or their respective Affiliates are then listed
(or quoted), in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

     6.05 Employee Benefits. (a) Purchaser agrees to cause the Company and its
Subsidiaries to honor without modification or contest, and to make required payments in accordance with all Plans listed on Schedule 4.18 of the Disclosure
Memorandum; provided, however, that except as provided in Section 6.05(b), nothing in this Agreement shall be construed as preventing Purchaser from causing the Company or its Subsidiaries to amend or terminate any Plan to the extent permitted under the terms of such Plan.

     (b) Purchaser agrees that, for a period of one year immediately following the Closing Date, it shall cause the Company and its Subsidiaries to provide compensation and benefits disclosed on Schedule 4.18 of the Disclosure
Memorandum to employees of the Company or its Subsidiaries as of the Closing
Date, excluding equity and equity-based compensation and compensation or benefits paid or payable in connection with the transactions contemplated under this Agreement, that are substantially similar, in the aggregate, to the compensation and benefits disclosed on Schedule 4.18 of the Disclosure
Memorandum that such employees were entitled to receive immediately prior to the
Closing Date; provided, however, that, Purchaser shall be entitled to reduce such compensation and benefits to the extent that the cost of providing such compensation and benefits exceed, on an average per-employee basis (taking into account the position of such employees), the cost incurred by the Company or its
Subsidiaries to provide such compensation and benefits immediately prior to the
Closing Date.

     (c) Purchaser agrees that for purposes of all Plans and any substitute employee benefit plans of the Company (the "Purchaser Plans") under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to individuals employed by the Company or its Subsidiaries as of the Closing Date ("Company Employees") for service previously credited with the
Company and their Affiliates prior to the Closing Date; provided, however, that such crediting of service does not result in duplication of benefits and such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan. Company Employees shall also be given credit under any
Purchaser Plan for any deductible or co-payment amounts paid under any Plan in respect of the plan year in which the Closing Date occurs, to the extent that, following the Closing Date, they participate in any

                                      -50-

Purchaser Plan for which deductibles or co-payments are required. Purchaser shall also waive, for each Purchaser Plan, (i) any preexisting condition restriction which was waived or otherwise satisfied under the terms of any analogous Plan immediately prior to the Closing Date and (ii) any waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing Date to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Closing Date.

     (d) Nothing in this Section 6.05, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.05.

     6.06 Tax Matters.

     (a) Tax Returns.

          (i) Purchaser will be responsible for and shall cause the Company and its Subsidiaries to timely file any Tax Returns with a filing due date that is after the Closing Date and that includes or relates to a taxable period prior to the Closing Date. Purchaser shall cause the Company and its Subsidiaries, or the accountants for the Company and its Subsidiaries, to prepare and file each of the Tax Returns and other filings required to be filed pursuant to this Section
6.06(a)(i) in accordance with the provisions of Section 6.06(b)(i).

          (ii) Purchaser shall provide the Sellers' Representatives with copies of all income Tax Returns of the Company and its Subsidiaries that include a taxable period prior to the Closing Date for their review and comment at least
45 days prior to the applicable filing deadline (subject to any extensions of such filing deadline) for such Tax Returns together with Purchaser's calculation of the Tax refund to be received, or the Taxes payable, with respect to the
Pre-Closing Tax Period (the "Tax Materials"). The Sellers' Representatives shall have a period of 20 days to provide Purchaser with a statement of any disputed items with respect to the Tax Materials. In the event the Sellers'
Representatives and Purchaser are unable to reach agreement with respect to any disputed items within a period of 5 days, all such disputed items shall be submitted to the Independent Accountants for final resolution prior to the applicable filing deadline. In the event the Independent Accountants fail to resolve any disputed items prior to the applicable filing deadline and, as a result, Purchaser fails to file any required Tax Return by the applicable filing deadline, Purchaser shall not be deemed to have breached this Section 6.06 so long as Purchaser makes the required filings promptly following resolution of such disputed items; provided, however, that in the event of any such dispute
Purchaser shall be entitled, as may be necessary to make any required filing on or prior to the applicable filing deadline, to file such Tax Return in such manner as it selects (and shall amend such Tax Return in the event the disputed item is resolved in a manner inconsistent with the manner in which such Tax
Return is filed). In the case of any Tax Return that is covered by this Section
6.06(a), the Sellers shall pay to Purchaser the amount of any Tax payable with respect to such Tax Return that is allocable to the Pre-Closing Tax Period
(other than Taxes payable from the Special Sale/Leaseback Escrow Amount pursuant to Section 2.10) pursuant to Section 6.06(b)(ii) no later than three (3)
Business Days prior to the later of (x) the time such Tax Return is due or (y)
the time Purchaser actually files the Tax Return; provided, however, that if any dispute between the parties relating to such Tax Returns remains unresolved at the time a Tax Return is filed, the

                                      -51-

Sellers shall pay the amount that is not in dispute and shall pay any remaining amount promptly upon resolution of such dispute plus interest at a rate per annum equal to the London Interbank Offered Rate for three month Unites States dollar deposits prevailing on the Closing Date from the date such Tax Return was due to the date of payment.

          (iii) Purchaser and the Sellers agree that if the Company or any of its Subsidiaries is permitted under any applicable state or local income tax law to treat the Closing Date as the last day of the taxable period during which the
Closing occurs, Purchaser and the Sellers shall treat (and shall cause their respective Affiliates to treat) such date as the last day of such taxable period.

     (b) Tax Refunds and Allocation of Taxes With Respect to Pre-Closing Tax
Periods.

          (i) Purchaser shall cause each federal or state income Tax Return of the Company and its Subsidiaries filed after the Closing Date that includes a
Pre-Closing Tax Period to claim the maximum amount of income tax refunds to which the Company and its Subsidiaries may be entitled; provided, however, that each such Tax Return shall be prepared in accordance with the most recent past practices of the Company and its Subsidiaries. Notwithstanding the foregoing provisions of this Section 6.06(b)(i), Purchaser and the Sellers hereby acknowledge and agree that the Company and its Subsidiaries are expected to incur certain deductible expenses on the Closing Date immediately prior to giving effect to the Closing, including without limitation, expenses related to the exercise of the Options, certain bonuses or other payments to or for the benefit of employees of the Company, and the termination or prepayment of certain Indebtedness in connection with the redemption of certain Indebtedness prior to the Closing, and such deductible expenses shall be reported in the determination of the income or loss of the Company or its Subsidiaries pursuant to any federal or state income Tax Return of the Company or its Subsidiaries filed after the Closing Date that includes a Pre-Closing Tax Period and shall be considered attributable to such Pre-Closing Tax Period.

          (ii) For purposes of allocating liability for Taxes under Section
2.10, Section 9.01(a) and this Section 6.06(b), in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle
Period"), (x) real, personal and intangible property Taxes ("Property Taxes") of the Corporation and its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle
Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (y) Taxes
(other than Property Taxes) of the Company and its Subsidiaries allocable to the
Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided, however, that any deductible expenses of the Company or its Subsidiaries resulting from (a)
deferred compensation payments which are required to be paid within thirty (30)
days of Closing, (b) any payments made in accordance with the SERP to the extent attributable to amounts credited to SERP accounts (including payments of any amounts that are credited pursuant to Section 2.07(c)), or (c) payments under the Supplemental Retirement Plan II ("Pug Replacement Plan") which are paid within one (1) year of Closing (all such deductions, the "Post-Closing
Deductions"), shall be allocated to the Pre-Closing Tax Period; and provided, further, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization

                                      -52-

deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

          (iii) In the event any Post-Closing Deductions arise in a taxable period beginning on or after the Closing Date, Purchaser shall pay to Sellers'
Representative the amount of any reduction in Income Taxes payable with respect to any Tax Return of the Company or its Subsidiaries (in each case other than a
Tax Return relating to estimated Income Taxes) as a result of such Post-Closing
Deductions (including, in the event such Post-Closing Deductions result in a net operating loss that may be carried back to a prior Post-Closing Tax Period, any reduction in Taxes for such period), such reduction determined by subtracting the amount of Income Taxes actually payable taking into account such
Post-Closing Deductions from the amount of Income Taxes that would have been payable had such Post-Closing Deductions not been available. Each Seller agrees to pay to Purchaser, and to indemnify, hold harmless and defend, severally but not jointly (except for each of Donald N. Smith and the Donald N. Smith Living
Trust and any Affiliate of or trust established by Donald N. Smith or any of his family members who is a Seller, who agree to pay to and to indemnify, hold harmless and defend, jointly and severally with respect to each other but not any other Sellers), Purchaser and each of its Subsidiaries for, any amount previously paid by Purchaser pursuant to this Section 6.06(b)(iii) to the extent any such Post-Closing Deductions are later disallowed as a result of any audit by a Governmental Authority (such audit to be conducted by Purchaser, the
Company and its Subsidiaries in good faith) or the Company or any Subsidiary incurs any net operating loss in a later taxable period that does not result from such Post-Closing Deductions and that could have been carried back to a prior period if the net operating loss resulting from any such Post-Closing
Deductions had not been carried back, in which case it shall be assumed that the reduction in Income Taxes that resulted from the carry back of a net operating loss resulting from the Post-Closing Deductions shall have been reduced or eliminated to the extent such later period net operating loss may not be carried back as a result of the prior carry back of the net operating loss that resulted from such Post-Closing Deductions.

          (iv) Purchaser and the Sellers agree that any federal or state income tax refunds payable to the Company or its Subsidiaries with respect to any
Pre-Closing Tax Period shall be for the account of the Sellers. Within ten (10)
Business Days after receipt of each such refund by the Company or its
Subsidiaries after the Closing Date, Purchaser shall pay, or shall cause the
Company or Subsidiary to pay, to the Sellers an amount equal to such refund by wire transfer of immediately available funds to the Sellers' Representatives for distribution to the Sellers in accordance with their respective Proportionate
Share.

          (v) Purchaser shall permit the Sellers' Representatives to control the prosecution of any refund claim payable for the account of the Sellers and, where deemed appropriate by the Seller Representatives, shall cause Purchaser to authorize by appropriate powers of attorney such Persons as the Sellers'
Representatives shall designate to represent the Company and its Subsidiaries with respect to such refund claim; provided, however, that the Sellers shall take no action that would reasonably be expected to increase the Tax liability of the Company and its Subsidiaries for any Post-Closing Tax Period unless such action is agreed to by Purchaser (which consent shall not be unreasonably withheld); provided, further, that the Sellers shall be responsible for paying any costs and expenses incurred by Purchaser, the Company or

                                      -53-

any of its Subsidiaries (other than internal costs normally incurred in the ordinary course of business), or by the Sellers' Representatives, in connection with any such prosecution.

          (vi) Purchaser shall not amend, and shall not permit the Company or any of its Subsidiaries to amend, any income Tax Return or election made in connection with such income Tax Return for any Pre-Closing Tax Period without the prior written consent of the Sellers' Representatives, which consent shall not be unreasonably withheld, conditioned or delayed.

     (c) Tax Cooperation. Purchaser and the Sellers shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the
Company and its Subsidiaries and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a
Pre-Closing Tax Period or a Straddle Period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party a reasonable opportunity to review and copy the same.

     (d) Post-Closing Audits.

          (i) Purchaser shall notify the Sellers' Representatives in writing within 10 days after receipt by Purchaser, the Company or any Subsidiary of the
Company of any notification by a Governmental Authority of any Audit. The
Sellers' Representatives shall have the right to exercise, on behalf of the
Sellers and at the expense of the Sellers, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any taxable period that ends on or before the Closing Date; provided, however, that the Sellers' Representatives shall not be entitled to handle, dispose of or settle any such Audit if the resolutions of such Audit could reasonably be expected to increase the Tax liability of the Company or any of its Subsidiaries for any Tax period or portion thereof after the Closing Date (a
"Joint Audit"). In the case of any Joint Audit, Purchaser and Sellers'
Representatives shall exercise joint control over the handling, disposition or settlement of such Joint Audit and shall cooperate in the defense of such Joint
Audit. The parties shall provide reasonable cooperation to one another in defending any Audit, and each party shall be responsible for any expenses incurred by such party in defending any Audit.

          (ii) Purchaser shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any written inquiry, examination, proceeding or inquiry regarding any Tax Return other than as described in Section 6.06(d)(i) above
(including the right to settle or otherwise terminate any contest with respect thereto); provided that in the case of any Tax Return for a period beginning before the Closing Date, Purchaser shall settle any issue (if such settlement would result in a required indemnification payment by the Sellers under Section
9.01(a)(v)) only with the prior consent of the Sellers' Representatives which consent shall not be unreasonably withheld, conditioned or delayed.

     (e) Transfer Taxes. Purchaser and the Sellers shall each be responsible for
50% of all sales, use and transfer Taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer Taxes, arising from the

                                      -54-

transactions contemplate herein, including but not limited to any interest or penalties in respect thereof.

     6.07 Director and Officer Coverage; Fiduciary Coverage. Purchaser shall cause the persons serving as officers and directors of the Company and fiduciaries under Plans immediately prior to the Closing Date to be covered for a period of six (6) years from the Closing Date (the "Coverage Period") by a directors' and officers' liability insurance policy, or a fiduciary's liability insurance policy, as applicable, with respect to acts and omissions occurring prior to the Closing Date which were committed by such officers, directors and/or fiduciaries in their capacity as such; provided, that such directors' and officers' liability insurance policy and/or fiduciary's liability insurance policy provides at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors, officers and/or fiduciaries of the Company than the terms and conditions of the directors' and officers' liability insurance policy or fiduciary's liability insurance policy, as applicable, currently maintained by the Company. During any year of the
Coverage Period, Purchaser shall not be obligated to pay an aggregate annual premium greater than 250% of the aggregate annual premium paid or payable by the
Company for the 2004 calendar year; provided, further, that if the aggregate annual premium for such coverage and amount of insurance during any year of the
Coverage Period would exceed 250% of such annual rate, Purchaser shall arrange for the greatest amount of coverage which shall then be available at an aggregate annual premium equal to 250% of such rate.

     6.08 Options. The Company shall take all actions necessary to cause the acceleration of the vesting terms of the Options immediately prior to the
Closing. Each Seller holding Options immediately prior to the Closing shall take all actions necessary to effect the cashless exercise of such Options immediately prior to the Closing. Any Options unexercised at Closing shall be cancelled and shall not thereafter be exercisable and, if the Closing has not occurred by December 31, 2005 and this Agreement has not been terminated pursuant to Section 8.01, all Options that are then unexercised shall expire and shall be cancelled and shall not thereafter be exercisable. The Stock Option plan shall terminate effective immediately following the Closing.

     6.09 Financial Statements; Offering. (a) As soon as practicable, but in no case later than fifteen (15) Business Days after the end of each accounting period between the date hereof and the Closing Date, the Company shall deliver to Purchaser unaudited consolidated balance sheets for the Company at the end of each period, and unaudited consolidated and consolidating statements of income and cash flows for the Company as of each such month then ended (collectively, the "Interim Periodic Financial Statements"). Such Interim Periodic Financial
Statements, when delivered, will present fairly in all material respects the financial condition of the Company as of their respective dates, and the results of the operations and cash flow of the Company for the periods indicated, in each case in accordance with GAAP, subject to normal year-end adjustments in accordance with past practices.

     (b) The Company shall take all such other action as shall be reasonably requested by Purchaser or otherwise customary in order to enable the Company, and, if applicable, one or more of its Affiliates as of the Closing, to consummate, simultaneously with the Closing, an underwritten "high yield" debt offering (the "Offering") to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. Without limiting the foregoing, the

                                      -55-

Company shall (i) together with Purchaser, assist in the preparation of an offering memorandum, including, without limitation, any pro forma financial statements and the "Management's Discussion and Analysis of Financial Condition
and Results of Operations" section to be included therein (in accordance with the requirements of Item 303 of Regulation S-K), (ii) respond in a reasonably prompt fashion to any diligence inquiries of the underwriters of the Offering,
(iii) make its officers and employees reasonably available to participate in diligence sessions, drafting sessions and the road show for the Offering and
(iv) cause its independent auditors to issue a customary comfort letter to the underwriters of the Offering.

     6.10 Supplemental Disclosure. The Sellers and the Company shall have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Disclosure Memorandum with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Memorandum;
provided, however, that for purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Purchaser.

     6.11 Transaction Proposal. Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII hereof, the Sellers shall not, directly or indirectly, solicit or engage in discussion with third parties, initiate, entertain or respond to offers, inquiries, proposals or discussions, or enter into any agreement involving any transaction that has as its purpose any merger, consolidation, business combination or other similar transaction, directly or indirectly, involving the Company or its Subsidiaries or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or its Subsidiaries or any other similar transaction with respect to the Company or its Subsidiaries involving any Person other than Purchaser or its Affiliates (each a "Proposal"), or provide information to any Person or any of such Person's advisors or prospective lenders regarding the Company or its Subsidiaries in the context involving a potential Proposal. In the event the Sellers, the Company or any of its
Subsidiaries or any of its representatives receive any such Proposal, the
Sellers will inform Purchaser and provide Purchaser with the details thereof, including a copy of any Proposal.

     6.12 Non-Competition; Non-Solicitation; Confidentiality. For a period of two (2) years after the Closing Date, and except as approved in writing by
Purchaser, which approval may be withheld in its sole and absolute discretion, each of Donald N. Smith and The Donald N. Smith Living Trust shall not, and shall cause its Affiliates not to, engage in the family restaurant segment of the Business within two (2) miles of any existing or currently contemplated
Restaurant, including Franchised Restaurants; provided, that, subject to the confidentiality obligations imposed under this Section 6.12, participation by
Donald N. Smith or any of his Affiliates, directly or indirectly, in the ownership, operation or management of Jason's Deli or Friendly Ice Cream
Corporation shall be expressly permitted under the terms hereof. The holders of
Options as of the date hereof shall not, and shall cause their Affiliates not to, engage in the family restaurant segment of the Business within two (2) miles of any existing or currently contemplated Restaurant, including Franchised
Restaurants for the period beginning on the Closing Date and ending on the earliest of (a) two (2) years after the Closing Date, (b) in the case of voluntary termination of employment by such holder of Options, one (1) year after the date of such termination or (c) in the case of involuntary termination of employment, the date upon

                                      -56-

which such holder of Options is no longer entitled to receive severance payment from the Company in connection with such termination. For a period of two (2)
years after the Closing Date, each Seller (other than the Institutional
Investors and their Affiliates) shall not, and shall cause his Affiliates not to, solicit for employment or hire any of the management level employees of the
Company or any of its Subsidiaries. For the avoidance of doubt, the
Institutional Investors and their Affiliates are not subject to any of the foregoing restrictions contained in this Section 6.12. Each Seller agrees that for a period of two (2) years after the Closing, such Seller will not disclose any confidential information obtained prior to the Closing regarding the Company or its Subsidiaries to any third party without the prior written consent of
Purchaser or the Company (other than disclosures by employees who are Sellers in the course of performing their duties for the Company and its Subsidiaries);
provided that a Seller may disclose any such information which (at the applicable time of determination) (i) has already been publicly disclosed (other than a wrongful disclosure by a Seller contrary to this Section 6.12), (ii) is no longer confidential (other than as a result of a wrongful disclosure by a
Seller contrary to this Section 6.12), or (iii) a Seller is required to disclose pursuant to any applicable Law or in connection with any legal proceeding involving such Seller; provided, that such Seller (other than the Institutional
Investors in connection with any disclosure required under any applicable Law)
gives prompt notice of such requirement to Purchaser and takes reasonable steps to protect the confidentiality of such confidential information required to be disclosed. Each Seller acknowledges that Purchaser may be irrevocably damaged if such covenant is not specifically enforced. Accordingly, each Seller agrees that, in addition to any other relief to which Purchaser may be entitled,
Purchaser would be entitled to seek to obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the applicable Seller from any actual or threatened breach of such covenant.

     6.13 Notice of Actions and Proceedings. Sellers and the Company shall promptly notify Purchaser in writing of any fact, change in condition, circumstance, claims, actions, proceedings, investigations or inquiries commenced or, to the Knowledge of the Company, threatened, involving or affecting Sellers, the Company or any Subsidiary or any of their respective property or assets which would reasonably be expected to have a Material Adverse
Effect or which would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby, or any breach of a representation, warranty or covenant or which would reasonably be expected to lead to the failure of the conditions contained in Article VII hereof. Purchaser shall notify the Sellers' Representatives in writing of any fact, change in condition, circumstance, claims, actions, proceedings, investigations or inquiries commenced or, to the best of its knowledge, threatened, involving or affecting Purchaser or any of its property or assets, or, to the best of
Purchaser's knowledge, which would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     6.14 Notification of Other Matters. The Company shall give prompt notice in writing to Purchaser of: (a) any written notice of, or any written communication relating to, a default or event which, with notice or lapse of time or both, would reasonably be expected to become a material default, received by the
Company or any Subsidiary prior to the Closing Date, under any Material
Contract; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (c) any notice or other communication from any

                                      -57-

Governmental Authority or any other Person in connection with the transactions contemplated hereby.

     6.15 Put Rights. Each Seller agrees not to exercise or take any action with respect to its put option contained in that certain Stockholders Agreement dated as of December 22, 1999, and amended as of March 24, 2000, December 28, 2001 and
June 2002 (as amended, the "Stockholders' Agreement"), by and among the Company and its stockholders, relating to such Seller's Shares and the sale of the
Company until the termination of this Agreement. Subject to the compliance with the terms of this Agreement, each Seller waives its rights under the
Stockholders' Agreement and any other agreement to be an Exchanging Seller.

     6.16 Actions Relating to Debt Commitment Letter; Financing; Notification.
(a) Purchaser shall perform all obligations required to be performed by it in accordance with and pursuant to the Debt Commitment Letter and Equity Commitment
Letter and shall not amend, terminate or waive any provisions under such Debt
Commitment Letter or Equity Commitment Letter if the effect thereof would be reasonably likely to prevent or significantly delay the consummation of the transactions contemplated by this Agreement. Purchaser shall use its reasonable best efforts to obtain the financing on the terms set forth in the Debt
Commitment Letter and Equity Commitment Letter. In the event that (i) the
Closing has not occurred prior to October 21, 2005 and (ii) the only condition to Purchaser's obligations hereunder that has not been satisfied (other than those conditions that are only capable of being satisfied if the Closing were to occur) is the condition contained in Section 7.03(i), Purchaser shall, as promptly as practicable, take such actions within its control as are necessary to satisfy such condition by drawing down on the Bridge Financing (as such term is defined in the Debt Commitment Letter), subject to the terms and conditions on the Bridge Financing as set forth in the Debt Commitment Letter.

     (b) Purchaser shall provide prompt written notice to the Company of any written refusal or intended refusal by the counterparties under the Debt
Commitment Letter or Equity Commitment Letter to provide the financing described in such Debt Commitment Letter or Equity Commitment Letter, and, in each case, such counterparty's stated written reasons therefor. In any such event,
Purchaser shall use its reasonable best efforts to find substitute financing for such financing as promptly as practicable on terms not less favorable, in the aggregate, than in the Debt Commitment Letter and the Equity Commitment Letter;
provided, that in no event shall the cost of capital for such substitute financing be greater than under the Debt Commitment Letter and the Equity
Commitment Letter.

     6.17 Aircraft Lease. Notwithstanding anything herein to the contrary, from and after the date hereof until the Closing, the Company shall use commercially reasonable efforts to terminate the lease (and dispose) of the corporate aircraft currently leased by one of the Company's Subsidiaries, together with all agreements and arrangements relating to the storage, operation and maintenance of such aircraft; provided that such termination shall be on terms reasonably acceptable to Purchaser and shall not impose any continuing obligation on the Company or its Subsidiaries following such termination unless
Purchaser shall have consented thereto in writing.

                                      -58-

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

     7.01 General Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement;

          (b) All filings under the HSR Act and other similar Laws applicable to the transactions contemplated by this Agreement shall have been made and any required waiting period under such Laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated; and

          (c) All approvals and consents required by any applicable Laws have been obtained and all notices under such Laws have been provided to the requisite authorities prior to the Closing Date or within the time limits required by the applicable statute or regulation.

     7.02 Conditions to Obligations of Sellers, Preferred Holders and the
Company. The obligation of Sellers, Preferred Holders and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Sellers' Representatives at or prior to the
Closing of each of the following conditions:

          (a) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing;

          (b) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing (other than representations and warranties qualified as to materiality which shall be true and correct in all respects, after giving effect to the materiality qualifier(s) contained therein); and

          (c) Each Seller and each Preferred Holder shall have received from
     Purchaser a certificate signed by an appropriate officer of Purchaser as to
     Purchaser's compliance with the conditions set forth in paragraphs (a) and
     (b) of this Section 7.02.

     7.03 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) The Company, Sellers and the Preferred Holders shall have performed and complied in all material respects with all agreements and covenants required to be

                                      -59-

     performed and complied with by the Company, Sellers and the Preferred
     Holders under this Agreement at or prior to the Closing;

          (b) Each of the representations and warranties of the Sellers,
     Preferred Holders and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing (other than representations and warranties qualified as to materiality or Material
     Adverse Effect which shall be true and correct in all respects, after giving effect to the materiality or Material Adverse Effect qualifier(s)
     contained therein);

          (c) Purchaser shall have received a certificate signed by an appropriate officer of the Company as to compliance with the conditions set forth in paragraphs (a) and (b) of this Section 7.03;

          (d) All of the Options shall have been accelerated and exercisable, and each Seller holding Options immediately prior to the Closing shall have effected the cashless exercise of such Options immediately prior to the
     Closing;

          (e) There shall have occurred no Material Adverse Change since the date of this Agreement;

          (f) The Company shall have paid, or caused to be paid, in full all
     Indebtedness of the Company and its Subsidiaries listed on Schedule 4.30 of the Disclosure Memorandum, each holder of such Indebtedness shall have fully released the Company and its Subsidiaries and all Liens on any assets of the Company and its Subsidiaries shall have been released, and Purchaser shall have received evidence thereof reasonably satisfactory to it;

          (g) The Sellers' Representatives and the Escrow Agent shall have executed and delivered the Escrow Agreements (other than the Special
     Sale/Leaseback Escrow Agreement, to which the Sellers' Representatives are not a party);

          (h) The Sellers shall have delivered or cause to be delivered to
     Purchaser the certificates representing the Purchase Shares and the
     Exchanging Sellers shall have delivered or cause to be delivered to Holdco the certificates representing the Exchange Shares, in the form as provided in Section 2.5, and the Seller shall have delivered evidence reasonably satisfactory to Purchaser that certificates representing all shares of
     Series A Preferred Stock have been delivered to the Company;

          (i) Purchaser shall have obtained debt financing adequate to pay in full, in cash, at Closing, the Preferred Redemption Price and the Initial
     Common Purchase Price, all on terms substantially consistent with the Debt
     Commitment Letter (which debt financing may consist of the Bridge
     Financing, as such term is defined in the Debt Commitment Letter) or on such other alternative terms as are reasonably acceptable to Purchaser;
     provided, that such terms are not less favorable in the aggregate than in the Debt Commitment Letter and the Equity Commitment Letter, and provided, further, that the cost of capital for such substitute financing shall not be greater than under the Debt Commitment Letter and the Equity Commitment
     Letter;

                                      -60-

          (j) The Company shall have delivered to Purchaser (i) a copy of the certificate of formation, certificate of incorporation or comparable constituent document, including all amendments thereto, for the Company and each of its Subsidiaries, certified by the appropriate official of its jurisdiction of formation or incorporation, (ii) a certificate from the appropriate jurisdiction of formation or incorporation to the effect that the Company and each of its Subsidiaries is in good standing in such jurisdiction and listing all charter documents of the Company and its
     Subsidiaries and (iii) a certificate of the Secretary of each of the
     Company and its Subsidiaries in customary form attesting to the foregoing documents;

          (k) Purchaser shall have received resignations, dated and effective as of the Closing Date, of all directors and those officers and managers of the Company and its Subsidiaries identified to the Sellers' Representatives prior to the Closing Date.

          (l) Purchaser shall have received (i) an opinion of Mayer, Brown, Rowe
     & Maw LLP, counsel to Donald N. Smith and The Donald N. Smith Living Trust,
     to the effect set forth in Exhibit G, (ii) an opinion of Bingham McCutchen
     LLP, counsel to BancBoston Ventures Inc, to the effect set forth in Exhibit
     H, and (iii) an opinion of inside counsel to the Company to the effect set forth in Exhibit I, which opinions may be relied upon by the lenders providing the financing for Purchaser to consummate the transactions contemplated hereby;

          (m) The Stockholders' Agreement and any consulting, advisory or management agreement between the Company and/or any Subsidiary and any
     Seller or any of their Affiliates shall have been terminated as of or prior to the Closing Date; and

          (n) Purchaser shall have received proof, reasonably acceptable to
     Purchaser, showing that all loans to James F. Barrasso by the Company or any of its Subsidiaries shall have been paid in full.

                                  ARTICLE VIII
                                   TERMINATION

     8.01 Termination. Subject to compliance with the provisions of Section
8.02, this Agreement may be terminated and the transactions contemplated by this
Agreement may be abandoned at any time prior to the Closing:

          (a) by the written agreement of each of Purchaser and the Sellers'
     Representatives;

          (b) by any of Purchaser or the Sellers' Representatives by giving written notice of such termination to the other parties, if the Closing shall not have occurred by October 31, 2005;

          (c) by either Purchaser or the Sellers' Representatives if there shall be any Law or Proceeding that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions

                                      -61-

     contemplated by this Agreement would violate any nonappealable final
     Judgment of any court or governmental body having competent jurisdiction;
     or

          (d) by either the Sellers' Representatives, on the one hand, or
     Purchaser, on the other hand, if there has been a material breach of any covenant or a breach of any representation or warranty of Purchaser or the
     Sellers, respectively, which breach would cause the failure of any condition precedent set forth in Section 7.02 or Section 7.03, as the case may be; provided, that any such breach of a covenant or representation or warranty has not been cured within twenty (20) days following receipt by the breaching party of written notice of such breach.

     8.02 Effect of Termination. If this Agreement is terminated as permitted under Section 8.01, such termination shall be without liability to any party to this Agreement or to any Affiliate of any party to this Agreement, or their respective shareholders, directors, officers, shareholders, partners, members, trustees, beneficiaries, managers, attorneys, accountants, representatives, controlling Persons, agents, advisors and employees, their respective heirs, successors and assigns, and, following such termination, no party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other party; provided, however, that no such termination
(other than termination pursuant to Section 8.01(a)) shall relieve any party that has breached any provision of this Agreement from liability for such breach and any such breaching party shall remain fully liable for (1) any and all
Damages incurred or suffered by another party to this Agreement as a result of such breach and (2) any other relief a court deems appropriate. Sections 8.02,
10.01, 10.08 and 10.13 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article VIII;
provided further, however, that in no event will any party hereto be liable to any other party hereto for Punitive Damages.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.01 Indemnification by Sellers and Preferred Holders. (a) From and after the Closing Date and subject to the provisions of this Article IX (including the limitations set forth in Section 9.01(c), Section 9.01(d), Section 9.04 and
Section 9.06), each Seller agrees to indemnify, hold harmless and defend, severally but not jointly (except for each of Donald N. Smith and the Donald N.
Smith Living Trust and any Affiliate of or trust established by Donald N. Smith or any of his family members who is a Seller, who agree to indemnify, hold harmless and defend, jointly and severally with respect to each other but not any other Sellers), each Purchaser Indemnified Party from and against any and all claims and/or liabilities, damages, penalties, Judgments, assessments, losses, costs and expenses, whether or not arising due to third-party claims
(including reasonable attorneys' fees, but excluding special damages of any kind, lost or imputed profits, Punitive Damages and, in the case of Sections
9.01(a)(i) or 9.01(a)(iii) below, excluding Consequential Damages (other than the representations contained in Section 4.02, which shall not be subject to such limitation)) (collectively, "Damages") arising out of or relating to:

          (i)  any inaccuracy or breach of any representation or warranty of such Seller (but not of any other Seller) contained in this
               Agreement, without regard

                                      -62-

               to any dollar amount qualification or exception, or materiality or Material Adverse Effect qualifiers set forth in any such representation or warranty;

          (ii) any breach of any covenant or agreement of such Seller (but not of any other Seller) contained in this Agreement;

          (iii) any inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, without regard to any dollar amount qualification or exception, or materiality or
               Material Adverse Effect qualifiers set forth in any such
               representation or warranty;

          (iv) any breach of any covenant or agreement of the Company contained in this Agreement;

          (v)  any Taxes of the Company and its Subsidiaries attributable to any
               Pre-Closing Tax Period to the extent such amounts are in excess of the total amount of any accrued Tax liabilities, if any, taken into account in calculating Working Capital reflected in the
               Closing Date Balance Sheet; and the Taxes of any person for which the Company or its Subsidiaries may be liable under Treasury
               Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise;

          (vi) the litigations entitled Blake v. Friendly Ice Cream Corporation and Donald N. Smith, pending in the Superior Court Department of the Trial Court (Hampden Division) of the Commonwealth of
               Massachusetts, Civil Action No. 03-3 and Kildonan/Pembina
               Restaurants v. TRC pending in the Court of Queen's Bench,
               Winnipeg Centre in Manitoba, Canada, and any Proceedings relating to either of the foregoing;

          (vii) any claim or assertion for broker's or seller's fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by the Sellers, the
               Sellers' Representatives, the Company or any of its Subsidiaries;

          (viii) any Damages arising from or relating to the two make whole agreements entered into by the Company (or one of its
               Subsidiaries) with respect to Stores No. 1097 and No. 1112 in connection with the Sale/Leaseback Transaction;

          (ix) any Damages arising from or relating to (i) the August 2005 restatement of the Company's Financial Statements; provided, however, that Sellers shall not have any obligation to indemnify, hold harmless or defend any Purchaser Indemnified Party from or against any Damages arising out of or relating to Purchaser's restatement, refiling, modification or amendment of any SEC
               Documents (except to the extent any of the foregoing are required by any regulatory authority or the Company's independent
               auditors), and (ii) the failure of the Company (or one of its
               Subsidiaries')

                                      -63-

               to comply with any withholding or other requirements in respect of Taxes in connection with the granting, issuance or vesting of options under the Stock Option Plan; or

          (x)  any Damages arising from or relating to the allegations made in the matter disclosed in Schedule 4.19(d)(ii).

     (b) From and after the Closing Date and subject to the provisions of this
Article IX (including the limitations set forth in Section 9.04 and Section
9.06), each Preferred Holder agrees to indemnify, hold harmless and defend, severally but not jointly, each Purchaser Indemnified Party from and against any and all Damages arising out of or relating to any inaccuracy or breach of any representation or warranty of such Preferred Holder (but not of any other
Preferred Holder) contained in Article III this Agreement.

     (c) Each Seller and each Preferred Holder shall have an obligation to indemnify any Purchaser Indemnified Party for Damages pursuant to this Section
9.01 only to the extent that such Damages are in excess of (1) any amounts actually recovered by such Purchaser Indemnified Party pursuant to any Contract to which such Purchaser Indemnified Party is a party or has assumed pursuant to this Agreement including, without limitation, pursuant to any insurance policy covering such Damage, or (2) any amounts actually recovered by counterclaim or otherwise from any third party based on any counterclaims that are directly related to the original claim made by such Person (in each case net of the costs of recovery of the Damages). The Purchaser Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such
Contracts or insurance policies or from such other party alleged to have responsibility therefor or liability in connection therewith prior to making any claim for indemnification under this Section 9.01. If any Purchaser Indemnified
Party receives an amount under Contract or insurance coverage or from such other party subsequent to any indemnification provided by an Indemnifying Party, then such Purchaser Indemnified Party shall promptly reimburse the Indemnifying Party for amounts paid by the Indemnifying Party.

     (d) From and after the Closing Date, the right to indemnification provided for in this Section 9.01 shall be the exclusive remedy of all Purchaser
Indemnified Parties (except for Purchaser's rights under Sections 2.05 and 2.10 of this Agreement and except for claims of fraud) with respect to the transactions contemplated by this Agreement.

     9.02 Indemnification by Purchaser. (a) From and after the Closing Date and subject to the provisions of this Article IX (including the limitations set forth in Section 9.02(b), Section 9.02(c), Section 9.04 and Section 9.06),
Purchaser agrees to, and agrees to cause the Company to, indemnify, hold harmless and defend each Seller Indemnified Party from and against any and all claims and/or Damages arising out of or relating to:

          (i)  any inaccuracy or breach of any representation or warranty of
               Purchaser contained in this Agreement, without regard to any dollar amount qualification or exception, or materiality
               qualifiers set forth in any such representation or warranty;

                                      -64-

          (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement;

          (iii) any liability or obligation of the Company arising on or after the Closing Date relating to or arising out of (i) the financing by Purchaser or its Affiliates of the transactions contemplated hereby or (ii) the termination of any Company Employee or
               pursuant to any of the Company's benefit arrangements which have been specifically disclosed on Schedule 4.18 of the Disclosure
               Memorandum, and solely to the extent such termination constitutes a breach of an obligation by the Company specifically disclosed in Section 4.18; except in each case for liabilities or
               obligations that constitute a breach of this Agreement;

          (iv) any Tax that accrues with respect to the operation of the Company beginning after any Pre-Closing Tax Period except for any Tax arising out of or related to any material breach or material inaccuracy of any representation or warranty set forth in Section
               4.17 of this Agreement; or

          (v)  any claim or assertion for broker's or seller's fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by Purchaser;

     (b) Purchaser shall have an obligation to indemnify any Seller Indemnified
Party for Damages pursuant to this Section 9.02 only to the extent that such
Damages are in excess of (1) any amounts actually recovered by such Seller
Indemnified Party pursuant to any Contract to which such Seller Indemnified
Party is a party or, without limitation, pursuant to any insurance policy covering such Damage, or (2) any amounts actually recovered by counterclaim or otherwise from any third party based on any counterclaims that are directly related to the original claim made by such Person (in each case net of the costs of recovery of the Damages). The Seller Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such Contract or insurance policy or from such other party alleged to have responsibility therefor or liability in connection therewith prior to making any claim for indemnification under this Section 9.02. If any Seller Indemnified Party receives an amount under Contract or insurance coverage or from such other party subsequent to any indemnification provided by an Indemnifying Party, then such
Seller Indemnified Party shall promptly reimburse the Indemnifying Party for amounts paid by the Indemnifying Party.

     (c) From and after the Closing Date, the right to indemnification provided for in this Section 9.02 shall be the exclusive remedy of all Seller Indemnified
Parties (except for Sellers' and Preferred Holders' rights under Sections 2.02,
2.03 or 2.05 of this Agreement and except for claims of fraud) with respect to the transactions contemplated by this Agreement.

     9.03 Indemnification Process. (a) The party or parties making a claim for indemnification under this Article IX shall be, for the purposes of this
Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article IX shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All notices required to be delivered by the Sellers or Preferred Holders hereunder shall

                                      -65-

be deemed effective when delivered pursuant to Section 10.06 to the Sellers'
Representatives; provided, however, that notices with respect to any breach by any individual Seller or Preferred Holder (that does not involve a breach by all
Sellers or all Preferred Holders) shall be deemed effective only when delivered to such individual Seller or Preferred Holder. All claims by any Indemnified
Party under this Article IX shall be asserted and resolved as follows:

     (b) Except for an Audit, in the event that (1) any claim, demand or
Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an
Indemnifying Party could be liable to an Indemnified Party under this Agreement
(such claim, demand or Proceeding, a "Third Party Claim") or (2) any Indemnified
Party under this Agreement shall have a claim to be indemnified by any
Indemnifying Party under this Agreement which does not involve a Third Party
Claim (such claim, a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or Proceeding and the amount or estimated amount of such claim, demand or Proceeding (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or
Proceeding) (a "Claim Notice"), provided that a delay in notifying the
Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that)
such failure shall prejudice the Indemnifying Party or shall cause the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party proper notice. No Indemnifying Party shall be obligated to indemnify any Indemnified
Party for any Damages pursuant to any Third Party Claim or Direct Claim if no notice of such claim was delivered to the Indemnifying Party prior to the settlement of such claim, and such claims shall be disregarded for purposes of calculating the Deductible Amount.

     (c) (i) In the event of a Third Party Claim other than an Audit, the
     Indemnifying Party shall, subject to the limitations in this Section
     9.03(c), so long as it diligently and actively conducts such defense, control the defense of, and shall be entitled to appoint counsel of the
     Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with, such claim, demand or Proceeding);
     provided, that the Indemnified Party shall have the right to consent to the choice of such counsel (such consent not to be unreasonably withheld or delayed). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any such Third Party Claim or series of related Third Party
     Claims that the Indemnifying Party defends or, if appropriate and related to such Third Party Claim or series of related Third Party Claims in question, in making any counterclaim against the Person(s) asserting the
     Third Party Claim or series of related Third Party Claims or any cross-complaint against any Person(s). No Third Party Claim or series of related Third Party Claims may be settled or compromised without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed); provided, however, that in the event that the Indemnified Party withholds its consent to any settlement of, or entry of judgment with respect thereto, a Third Party Claim (other than a settlement or judgment with respect to a Third Party Claim for which the
     Indemnified Party is not fully indemnified hereunder (without regard to any limitations herein), that does not involve an unconditional release of the
     Indemnified

                                      -66-

     Party, that would materially impair the operation of the business of the
     Indemnified Party or that involves a claim that is similar in nature to claims reasonably likely to be made by multiple similarly situated parties making similar claims), (i) the Indemnifying Party's maximum liability under this Article IX with respect to such Third Party Claim shall be limited to the amount that would be payable by the Indemnified Party if such settlement had been entered into or such judgment had been entered and
     (ii) the Indemnified Party shall thereafter assume the defense of such
     Third Party Claim at its own expense and shall conduct such defense actively and diligently.

          (ii) Notwithstanding the foregoing, in the event any Third Party Claim or series of related Third Party Claims where Damages in the aggregate are reasonably likely to exceed the Maximum Amount by at least $1,000,000, the
     Indemnified Party shall have the right to control the defense of such Third
     Party Claim (at the expense of the Indemnifying Party) and designate counsel for such defense; provided, that the Indemnifying Party shall have the right to consent to the choice of such counsel (such consent not to be unreasonably withheld or delayed); provided further, that the Indemnifying
     Party shall have the right to consult with the Indemnified Party and such counsel in all material decisions relating to such Third Party Claim or series of Third Party Claims. No such Third Party Claim or series of related Third Party Claims may be settled or compromised without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

          (iii) In the event any party settles or compromises or consents to the entry of any Judgment with respect to any Third Party Claim without the prior written consent of the other parties as required pursuant to this
     Section 9.03(c), such party shall be deemed to have waived all rights against the other parties for indemnification under this Article IX with respect to such Third Party Claim.

          (iv) Any other provision in this Agreement notwithstanding, the
     Sellers shall have the right to control the defense of those litigations referenced in Section 9.01(a)(vi) hereof, and the Purchaser Indemnified
     Parties, if requested by the Sellers, agree to reasonably cooperate with the Sellers and its counsel in contesting any such litigations; provided that the Purchaser Indemnified Parties shall have the right to consent to counsel selected to defend such matters (such consent not to be unreasonably withheld), the costs of defense of such matters shall be borne directly by the Sellers (and recourse to the General Indemnification Escrow
     Amount shall not be required) and the settlement or compromise of such matters shall be subject to the limitations and conditions contained in this Section 9.03(c).

     (d) In the event of a Direct Claim, the Indemnifying Party shall notify the
Indemnified Party within 30 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

     (e) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the

                                      -67-

Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying
Party shall not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable Law or in connection with a Claim, in which case the Indemnifying
Party will use its reasonable best efforts to obtain an appropriate protective order) any information obtained pursuant to this Section 9.03(d) which is designated as confidential by an Indemnified Party.

     9.04 Limitations on Indemnity Payments. (a) Subject to the other provisions of this Article IX, the Sellers, on the one hand, and Purchaser, on the other hand, shall not be required to indemnify the Purchaser Indemnified Parties under
Section 9.01(a) on the one hand, and the Seller Indemnified Parties under
Section 9.02(a), on the other hand, except (i) to the extent that the aggregate amount of Damages with respect to any claim or series of related claims for which the Purchaser Indemnified Parties, on the one hand, or the Seller
Indemnified Parties, on the other hand, are otherwise entitled to indemnification from all Sellers pursuant to Section 9.01(a), on the one hand, and from Purchaser pursuant to Section 9.02(a), on the other hand, exceeds
$25,000 (the "Minimum Claim Amount"), (ii) to the extent that the aggregate amount of Damages for which the Purchaser Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, are otherwise entitled to indemnification from all Sellers pursuant to Section 9.01(a), on the one hand, and from Purchaser, pursuant to Section 9.02(a), on the other hand, exceeds
$1,500,000 (the "Deductible Amount") (it being understood and agreed that (A)
any claim or series of related claims for Damages of less than the Minimum Claim
Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) the Deductible Amount is intended as deductible, and the Sellers, on the one hand, and Purchaser, on the other hand, shall not be liable for any Damages less than the Deductible Amount). If the aggregate amount of Damages for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to
Section 9.01(a)(i) and 9.01(a)(iii), on the one hand, and the Seller Indemnified
Parties are entitled to indemnification pursuant to Section 9.02(a)(i), on the other hand, exceeds the Deductible Amount, the Purchaser Indemnified Parties and
the Seller Indemnified Parties, as applicable, shall be entitled to be paid 50%
of the amount by which the aggregate of all such Damages exceeds $1,500,000 until the aggregate of all such Damages exceeds $2,500,000, after which the
Purchaser Indemnified Parties and the Seller Indemnified Parties, as applicable, shall be entitled to be paid 100% of the amount by which the aggregate of all such Damages exceeds $2,500,000, subject to the limitations on the maximum amount of recovery set forth in Section 9.04(b). Notwithstanding the foregoing, any Damages related to or arising directly or indirectly out of any claim for indemnification made under Section 9.01(a)(i) (but solely with respect to the representations and warranties in Sections 3.01, 3.02 and 3.07), Section
9.01(a)(ii), Section 9.01(a)(iii) (but solely with respect to representations and warranties in Sections 4.02, 4.03, 4.14 and 4.30), 9.01(a)(iv), 9.01(a)(v),
9.01(a)(vi), 9.01(a)(vii), 9.01(a)(viii), 9.01(a)(ix) or 9.02(a)(ii) (any claims under Section 9.01(a)(i) (but solely to the extent provided above), Section
9.01(a)(ii), Section 9.01(a)(iii) (but solely to the extent provided above),
9.01(a)(iv), 9.01(a)(v), 9.01(a)(vi), 9.01(a)(vii), 9.01(a)(viii), 9.01(a)(ix)
and 9.02(a)(ii) being referred herein as a "Non-Cap Claim") shall not be subject to the limitations set forth in this Section 9.04(a).

                                      -68-

     (b) Subject to Section 9.04(c) below, the aggregate Damages payable by the
Sellers, collectively, pursuant to Section 9.01(a) above with respect to all claims other than a Non-Cap Claim (excluding from Non-Cap Claims for purposes of this Section 9.04(b), Damages arising from a breach of this Agreement by any of the Sellers, the Preferred Holders or the Company prior to the Closing that results in a failure of any condition to the Closing to be met and the Closing does not in fact occur) shall not exceed an amount equal to $21,800,000 (the
"Maximum Amount"), and with respect to a Non-Cap Claim shall not exceed the aggregate amount of the Common Purchase Price received by the Sellers collectively (including the Rollover Amounts of each Seller). Subject to the provisions regarding the joint and several liability of Donald Smith and his
Affiliates (as provided in Section 9.01(a)), the aggregate Damages payable by each Seller pursuant to Section 9.01(a) with respect to all claims other than a
Non-Cap Claim shall not exceed an amount equal to such Seller's Proportionate
Share of the Maximum Amount, and with respect to a Non-Cap Claim shall not exceed the amount (when aggregated with all other amounts previously paid or to be paid by such Seller pursuant to this Article IX) of the Common Purchase Price actually received by such Seller (including the Rollover Amount of such Seller).
Subject to the provisions regarding the joint and several liability of Donald
Smith and his Affiliates (as provided in Section 9.01(a)), the maximum liability of any Seller with respect to any Third Party Claim or other claim for Damages for which such Seller is responsible under Section 9.01(a) shall be such
Seller's Proportionate Share of the amount of such Third Party Claim or other claim for Damages. The aggregate Damages payable by Purchaser pursuant to
Section 9.02(a) above with respect to all claims other than a Non-Cap Claim
(excluding from Non-Cap Claims for purposes of this Section 9.04(b), Damages arising from a breach of this Agreement by Purchaser prior to the Closing that results in a failure of any condition to the Closing to be met and the Closing does not in fact occur) shall not exceed the Maximum Amount.

     (c) The representations and warranties of each Seller contained in Article
III of this Agreement and the covenants made by each Seller in this Agreement are made severally by each Seller as to himself, herself or itself only, and any
Seller who has breached his, her or its representations or warranties in Article
III as to himself, herself or itself or any of his, her or its covenants made in this Agreement (but only such Seller) shall be liable with respect to all
Damages arising from the breach thereof, up to the amount of the Common Purchase
Price actually received by such Seller (including the Rollover Amount of such
Seller), less any amounts previously paid or to be paid by such Seller pursuant to this Article IX, and no other Seller shall be liable for any such Damages.

     (d) The representations and warranties of each Preferred Holder contained in Article III of this Agreement are made severally by each Preferred Holder as to himself, herself or itself only, and any Preferred Holder who has breached his, her or its representations or warranties in Article III as to himself, herself or itself (but only such Preferred Holder) shall be liable with respect to all Damages arising from the breach thereof, up to the amount of the
Preferred Redemption Price actually received by such Preferred Holder, less any amounts previously paid or to be paid by such Preferred Holder pursuant to this
Article IX, and no other Preferred Holder shall be liable for any such Damages.

     9.05 Recourse to Escrowed Amounts. Subject to the terms of Section 9.03 and except as otherwise provided in Section 2.10, in the event that Purchaser is entitled to indemnification

                                      -69-

for Damages under and in accordance with Section 9.01, such Damages shall be paid first from the applicable Escrowed Amounts by delivery of joint written instructions from the Sellers' Representatives and Purchaser to the Escrow Agent
to pay to Purchaser the amount of any such Damages. To the extent funds available from such Escrowed Amounts are insufficient to make such payment to
Purchaser in full, the funds held in escrow under the applicable Escrow
Agreement shall be exhausted prior to Purchaser having the right to collect any amounts other than the amounts held in escrow under Section 9.01. Thereafter, the Sellers shall be severally, and not jointly (subject to the proviso regarding the joint and several obligations of Donald N. Smith and the Donald N.
Smith Living Trust in Section 9.01(a)), responsible for the payment of Damages
(other than any Damages for which a Seller or a Preferred Holder, as the case may be, is solely responsible pursuant to Sections 9.04(c) and 9.04(d) hereof)
in accordance with this Article IX.

     9.06 Survival. The representations and warranties of the Company, Sellers,
Preferred Holders and Purchaser contained in this Agreement shall survive the
Closing for the applicable period set forth in this Section 9.06. Any and all claims and causes of action for indemnification under this Article IX arising out of the inaccuracy or breach of any representation or warranty of the
Company, Sellers, Preferred Holders or Purchaser must be made prior to the termination of the applicable survival period. All of the representations and warranties of the Company, Sellers, Preferred Holders and Purchaser contained in this Agreement and any and all claims and causes of action for indemnification under this Article IX with respect thereto shall terminate one year after the
Closing Date; provided, however, that (1) the representations and warranties of the Sellers, Preferred Holders or the Company, as applicable, contained in
Sections 3.02, 3.03, 4.01 and 4.03 and the representations and warranties of
Purchaser contained in Sections 5.01, 5.02 and 5.03 shall survive for six years after the Closing Date, (2) the representations and warranties of the Company contained in Sections 4.13 and 4.17 shall survive until the expiration of the applicable statute of limitations, (3) the representations and warranties of the
Company contained in Section 4.18 shall survive for 3 years after the Closing
Date and (4) the representations and warranties of the Sellers, Preferred
Holders or the Company, as applicable, contained in Sections 3.01 and 4.02 shall survive indefinitely; it being understood that in the event notice of any claim for indemnification under Section 9.01(a), Section 9.01(b) or Section 9.02(a)
shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

     9.07 Indemnification Payments Made on After Tax Basis. All indemnification payments made pursuant to this Article IX shall be made in an amount sufficient to compensate the Indemnified Party for the event or circumstance giving rise to such payment (the "Indemnified Event") taking into account (i) all increases in
Taxes realized by any Seller Indemnified Party or any Purchaser Indemnified
Party, as the case may be, as a result of the receipt or accrual of such indemnity payment or the occurrence of the Indemnified Event; provided, however, that each Indemnified Party agrees to treat each indemnity payment as an adjustment to the Common Purchase Price for Federal, state and local income tax purposes unless otherwise required by Law; provided further, however, that to the extent any indemnity payment results in a reduction in Purchaser's adjusted
Federal income tax basis in any Shares, any additional gain (or reduction in loss) recognized by Purchaser as a result of such basis reduction shall not be treated as an increase in Taxes realized by Purchaser; and (ii) any

                                      -70-

reduction in Taxes realized by such Seller Indemnified Party or any Purchaser
Indemnified Party, as the case may be, as a result of such Indemnified Event. An increase (or reduction) in Taxes as a result of any Indemnified Event or the receipt or accrual of any indemnity payment shall be deemed to be realized to the extent the Tax liability of an Indemnified Party in any current or prior taxable period, determined taking into account any income, gain, loss, deduction, credit or other Tax item resulting from such Indemnified Event or the receipt or accrual of such indemnity payment, exceeds (or is less than) the Tax liability of such Indemnified Party in such taxable period, determined without taking into account any income, gain, loss, deduction, credit or other Tax item resulting from such Indemnified Event or the receipt or accrual of such indemnity payment. To the extent that any such increase or reduction in Taxes is not treated as realized at the time the amount of an indemnity payment is determined in respect of any Indemnified Event but is realized in the future, whether as a result of (a) the disallowance of a loss or deduction taken into account in the determination of the amount of such indemnity payment, (b) the recipient of such indemnity payment experiencing a net operating loss such that the amount of any reduction in Tax payments deemed to have resulted from the
Indemnified Event giving rise to such indemnity payment would have been reduced or eliminated if such net operating loss had been taken into account in the determination of the amount of such indemnity payment, (c) a determination that such indemnity payment may not be treated as an adjustment to the Common
Purchase Price for Tax purposes, (d) resolution of any uncertainty at the time such indemnity payment was determined as to whether any increase or reduction in
Taxes payable would result from such Indemnified Event or the receipt or accrual of such indemnity payment, (e) such income, gain, loss, deduction, credit or other Tax item arising in a period after the period in which such indemnity payment was made or (f) any other event or circumstance, then (I) in the case of a realization of a reduction in Taxes, the Indemnified Party that received such indemnity payment shall pay the amount of such reduction to the Indemnifying
Party that made such Indemnity Payment within 30 days of such Indemnified Party becoming aware of such reduction, which payment shall be accompanied by written notice specifying in reasonable detail the amount of such reduction and the reason therefor or (II) in the case of a realization of an increase in Taxes, the Indemnifying Party shall pay the amount of such increase within 30 days of the receipt of written notice from the Indemnified Party specifying in reasonable detail the amount of such increase and the reason therefor. In the event any indemnity payment results in the possibility that a reduction of Taxes may be realized after the time the indemnity payment is determined, the
Indemnified Party shall make an effort in good faith to determine whether any such realization in fact occurs.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.01 Expenses. Except as provided in Section 2.06 and this Section 10.01, each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this
Agreement, which in the case of such fees and expenses incurred by or on behalf of the Company, any of its Subsidiaries or any Seller prior to Closing shall be the responsibility of the Sellers. All brokerage, finder's or other fee or commission payable to Piper Jaffray & Co. and all change of control, transaction or other similar bonuses arising in connection with the transactions contemplated under this Agreement shall be paid by the Sellers (based on each
Seller's Proportionate Share). All filing fees payable pursuant to filings by any party hereto required by the HSR Act shall be paid by Purchaser.

                                      -71-

     10.02 Release. Subject to the occurrence of the Closing and as of the
Closing Date, Donald N. Smith releases and forever discharges the Company and its Subsidiaries from any and all actions, causes of action, suits, debts, claims and demands related to his role as an employee and/or officer of the
Company and its Subsidiaries (except for (i) rights or obligations arising under this Agreement, including, without limitation, pursuant to Section 6.07 hereof,
(ii) except for rights arising under any employment or benefit arrangement to which Donald N. Smith was party prior to the Closing Date and that is specifically disclosed in the Disclosure Memorandum and (iii) rights to elect, on behalf of himself and any qualified beneficiaries, at his own cost, to receive continued coverage under the Company's health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended) that arise out of acts, events, conditions or omissions occurring or existing from the beginning of the world to and including the Closing Date.

     10.03 Further Assurances. From time to time after the Closing and without further consideration, each of the parties, upon the request of any other party and at such other party's expense, shall execute and deliver such documents and instruments of conveyance and transfer as such other party may reasonably request in order to consummate more effectively the terms of this Agreement
(including the purchase and sale of the Shares and the shares of Series A
Preferred Stock as contemplated by this Agreement and the vesting in (i)
Purchaser of title to the Shares transferred to Purchaser under the terms of this Agreement and (ii) in the Company of title to the shares of Series A
Preferred Stock redeemed by the Company under the terms of this Agreement).

     10.04 Amendment. This Agreement may not be amended except by an instrument in writing signed by Purchaser, the Company and the Sellers' Representatives.

     10.05 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by either party
(whether by operation of Law or otherwise) without the prior written consent of the other party hereto, which shall be the Sellers' Representatives in case of the Sellers and Preferred Holders. Any attempted assignment in violation of this
Section 10.05 shall be void. Notwithstanding anything to the contrary in this
Section 10.05, Purchaser may assign, without the prior written consent of any other parties hereto, (i) any of its rights, benefits or obligations hereunder to an Affiliate, and (ii) any rights under this Agreement to Purchaser's financing institutions and subsequent purchasers of Purchaser, the Company or any of its Subsidiaries, provided, that in each case, no such assignment shall relieve Purchaser of its obligations under this Agreement.

     10.06 Waiver. Any of Purchaser, the Company, the Sellers or Preferred
Holders may (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered by the other pursuant to this Agreement or (3) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this
Agreement by any other party. Any agreement on the part of a party to this
Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

                                      -72-

     10.07 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or upon receipt after dispatch by reputable courier service that guarantees Business Day delivery or by registered or certified mail, postage prepaid, addressed as follows:

          If to any Seller and Preferred Holder to the addresses listed on
Exhibit A.

          If to the Sellers' Representatives to:

               Donald N. Smith
               9848 Brassie Bend
               Naples, FL 34108
               Facsimile: (239) 593-4320

               with a copy to:

               Donald N. Smith
               90 Hawthorne Lane
               Barrington, IL 60010

               and to:

               BancBoston Ventures Inc.
               100 Federal Street, 19th Fl.
               Mail Code MA5-100-19-06
               Attention: William Parent
               Facsimile: (617) 434-1153

          In each case with copies to:

               Mayer, Brown, Rowe & Maw LLP
               71 South Wacker Drive
               Chicago, Illinois 60606
               Attention: James T. Lidbury
               Facsimile: (312) 701-7711

               and

               Bingham McCutchen LLP
               150 Federal Street
               Boston, MA 02110
               Attention: Robert M. Wolf
               Fax: 617-951-8736

          If to the Company prior to the Closing Date to:

                                      -73-

               c/o The Restaurant Company
               6075 Poplar Street
               Memphis, TN 38119
               Attention: Chief Executive Officer
               Facsimile: (901) 766-6482

         In each case with a copy to:

               Mayer, Brown, Rowe & Maw LLP
               71 South Wacker Drive
               Chicago, Illinois 60606
               Attention: James T. Lidbury
               Facsimile: (312) 701-7711

          With an additional copy to:

               Bingham McCutchen LLP
               150 Federal Street
               Boston, MA 02110
               Attention: Robert M. Wolf
               Fax: 617-951-8736

          If to Purchaser and the Company from and after the Closing Date to:

               TRC Holding Corp.
               c/o Castle Harlan, Inc.
               150 East 58th Street
               New York, New York 10155
               Attention: David B. Pittaway and William M. Pruellage
               Facsimile: (212) 207-8042

          With a copy to:

               Schulte Roth & Zabel LLP
               919 Third Avenue
               New York, New York 10022
               Attention: Marc Weingarten, Esq., and Robert Goldstein, Esq.
               Facsimile: (212) 593-5955

or such other address as the Person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

     10.08 Headings and Schedules. The descriptive headings of the Articles and
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The disclosure or inclusion of any matter or item on any Schedule to the Disclosure Memorandum shall not be deemed an acknowledgment or admission that any such matter or item

                                      -74-

is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement.

     10.09 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of principles of conflicts of laws.

     10.10 No Third Party Rights. Except as specifically provided in Article IX and Sections 10.02 and 6.07, this Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties to this Agreement.

     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     10.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected and there shall be deemed substituted for the provision or provisions at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     10.13 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) sets forth the entire understanding and agreement among the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than the Confidentiality
Agreement. Purchaser acknowledges that it has conducted its own independent review and analysis of the business and operations of the Company and its
Subsidiaries and that it has been provided access to the properties, records and personnel of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement.
Purchaser acknowledges that, except to the extent expressly provided for in this
Agreement, none of Sellers, the Preferred Holders, their Affiliates or any of their respective owners, directors, officers, employees, agents, representatives or advisors makes any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such Persons shall have any liability or responsibility to Purchaser in respect of) any of the information provided or made available to Purchaser or its agents or representatives, including any projections, estimates or budgets.

     10.14 Sellers' Representatives.

     (a) Designation. Each of Donald N. Smith and BancBoston Ventures Inc. are
hereby designated by each of the Sellers and each of the Preferred Holders to serve as the representatives of such Sellers and Preferred Holders (the
"Sellers' Representatives") with respect to the matters expressly set forth in this Agreement and the other Transaction Documents to be performed on behalf of such Sellers, Preferred Holders or by the Sellers' Representatives. If at any
time hereafter Donald N. Smith or his successor shall resign or otherwise become incapable of acting as Sellers' Representative, a successor Sellers'
Representative shall be

                                      -75-

appointed by Donald N. Smith or his legal representative as of the date of determination. If at any time hereafter BancBoston Ventures Inc. shall resign or otherwise become incapable of acting as Sellers' Representative, a successor
Sellers' Representative shall be elected by the affirmative vote of a majority-in-interest of the Preferred Holders determined by the total cash proceeds received as of the date of determination.

     (b) Authority. Each of the Sellers and the Preferred Holders hereby irrevocably appoints each of the Sellers' Representatives as the agent, proxy and attorney-in-fact for such Seller and such Preferred Holder for all purposes of this Agreement and the other Transaction Documents including the full power and authority on such Seller's or such Preferred Holder's behalf to take any action contemplated in this Agreement or any other Transaction Documents, by or on behalf of such Seller or such Preferred Holder in connection herewith and to do each and every act and exercise any and all rights which such Seller, such
Preferred Holder or the Sellers and the Preferred Holders collectively are permitted or required to do or exercise under this Agreement. Each of the
Sellers and each of the Preferred Holders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the
Sellers' Representatives and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller or any Preferred Holder. All decisions and actions by the Sellers' Representatives (to the extent authorized by this
Agreement) shall be made and taken jointly and such joint decision and action shall be binding upon all of the Sellers and all of the Preferred Holders, and
no Seller or Preferred Holder shall have the right to object, dissent, protest or otherwise contest the same. No action by either Sellers' Representatives acting individually shall be binding upon any Seller or any Preferred Holder, and no party to this Agreement or any of the other Transaction Documents (except as set forth in the Escrow Agreements) shall be entitled to rely on any such individual action. No Person acting as a Sellers' Representative shall delegate any authority hereunder to another Person.

     (c) Authority; Indemnification. Each Seller and each Preferred Holder agrees that Purchaser shall be entitled to rely on any action taken by the
Sellers' Representatives, on behalf of the Sellers and on behalf of the
Preferred Holders, pursuant to Section 10.14(b) above (each, an "Authorized
Action"), and that each Authorized Action shall be binding on each Seller and each Preferred Holder as fully as if such Seller or such Preferred Holder had taken such Authorized Action. Each Seller and each Preferred Holder hereby severally, for itself only and not jointly, agrees to indemnify, defend and hold harmless the Sellers' Representatives against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by each Sellers' Representative in connection with any
Proceeding to which each Sellers' Representative is made a party by reason of the fact it is or was acting as Sellers' Representative pursuant to the terms of this Agreement, including the legal costs and expenses of defending themselves against any claim or liability in connection with their performance under this
Agreement and any other Transaction Documents.

     (d) Exculpation. The Sellers' Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller or any
Preferred Holder. The Sellers' Representatives shall not be liable to any Seller or any Preferred Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith. The Sellers' Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of

                                      -76-

this Agreement. Neither the Sellers' Representatives nor any agent employed by either of them shall incur any liability to any Seller or to any Preferred
Holder by virtue of the failure or refusal of the Sellers' Representatives for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

     10.15 Consent to Jurisdiction; Jury Trial; Venue.

     (a) All disputes, litigation, Proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of Delaware sitting in Wilmington, Delaware or of the United
States sitting in Wilmington, Delaware. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware sitting in Wilmington, Delaware and of the United States sitting in Wilmington,
Delaware in connection with any such dispute, litigation, action or Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement shall maintain at all times a duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such dispute, litigation, action or Proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 10.07, with such service deemed effective on the fifteenth day after the date of such mailing.

     (b) Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter relating to this Agreement or the transactions contemplated by this Agreement and, to the fullest extent permitted by applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any Proceeding relating to this Agreement or the transactions contemplated by this Agreement brought in the courts of the State of Delaware sitting in Wilmington, Delaware or of the United States sitting in Wilmington,
Delaware and any claim that any Proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

     10.16 Contribution to Holdco Capital. Each Seller that is an Exchanging
Seller hereby acknowledges and agrees that the portion of any amount paid by such Seller pursuant to Section 2.06(d) which is attributable to such Seller's
Exchange Shares shall be deemed to be a contribution of capital to Holdco.

     10.17 Fair Construction. This Agreement shall be deemed to be the joint work product of Purchaser, the Sellers and the Preferred Holders without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

                                 * * * * * * * *

                                      -77-

Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by a duly authorized officer, all as of the day and year first above written.

                                        THE RESTAURANT HOLDING CORPORATION

                                        By: /s/ Donald N. Smith
                                            ------------------------------------
                                        Name:
                                        Title:

                                        /s/ Donald N. Smith
                                        ----------------------------------------
                                        DONALD N. SMITH

                                        DONALD N. SMITH LIVING TRUST

                                        By: /s/ Donald N. Smith
                                            ------------------------------------
                                            Donald N. Smith, as Trustee

                                        BANCBOSTON VENTURES INC.

                                        By: /s/ William Parent
                                            ------------------------------------
                                        Name: William Parent
                                        Title: Managing Director

                                        PRIVATE EQUITY PORTFOLIO FUND II, LLC

                                        By: /s/ John DeSisto
                                            ------------------------------------
                                        Name: John DeSisto
                                        Title: Director

                                      -78-

                                        WCI (PRIVATE EQUITY), LLC
                                        By: Peachtree Equity Investment
                                        Management, Inc., its Manager

                                        By: /s/ B. Andrew Rose
                                            ------------------------------------
                                        Name: B. Andrew Rose
                                        Title: Principal

                                        PPM AMERICA PRIVATE EQUITY FUND, L.P.
                                        By: PPM America Capital Partners, LLC,
                                        its General Partner

                                        By: /s/ Joseph E. Dimberio
                                            ------------------------------------
                                        Name: Joseph E. Dimberio
                                        Title: Partner

                                        By: /s/ Patrick [illegible]
                                            ------------------------------------
                                        Name: Patrick [illegible]
                                        Title: Partner

                                        OLD HICKORY FUND I, LLP

                                        By: /s/ Joseph E. Dimberio
                                            ------------------------------------
                                        Name: Joseph E. Dimberio
                                        Title: Partner

                                        /s/ Hollis W. Rademacher
                                        ----------------------------------------
                                        HOLLIS W. RADEMACHER

                                        /s/ Joseph F. Trungale
                                        ----------------------------------------
                                        JOSEPH F. TRUNGALE

                                        /s/ Michael P. Donahoe
                                        ----------------------------------------
                                        MICHAEL P. DONAHOE

                                        /s/ James F. Barrasso
                                        ----------------------------------------
                                        JAMES F. BARRASSO

                                        /s/ Robert Winters
                                        ----------------------------------------
                                        ROBERT WINTERS

                                        /s/ William Forgione
                                        ----------------------------------------
                                        WILLIAM FORGIONE

                                        /s/ Anthony Seta
                                        ----------------------------------------
                                        ANTHONY SETA

                                        /s/ James Frank
                                        ----------------------------------------
                                        JAMES FRANK

                                        /s/ David Hendrickson
                                        ----------------------------------------
                                        DAVID HENDRICKSON

                                        /s/ Steven Klass
                                        ----------------------------------------
                                        STEVEN KLASS

                                        /s/ Wayne Walburg
                                        ----------------------------------------
                                        WAYNE WALBURG

                                        /s/ James Rahfaldt
                                        ----------------------------------------
                                        JAMES RAHFALDT

                                        /s/ Mary Larson
                                        ----------------------------------------
                                        MARY LARSON

                                        TRC HOLDING CORP.

                                        By: /s/ David B. Pittaway
                                            ------------------------------------
                                            Name: David B. Pittaway
                                            Title: President